                                                                    EXHIBIT 99.5

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                         AMENDED AND RESTATED OIL & GAS
                               TERM LOAN AGREEMENT
                                  BY AND AMONG

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                             THORNWOOD ASSOCIATES LP
                                    (LENDER)

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                                       AND

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                           TRANSTEXAS GAS CORPORATION
                                   (BORROWER)

                                       AND

                         GALVESTON BAY PIPELINE COMPANY

                                       AND

                      GALVESTON BAY PROCESSING CORPORATION
                                  (GUARANTORS)

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                              AS OF AUGUST 28, 2003

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                           PAGE
                                                                                                           ----
I.       DEFINITIONS..................................................................................       1
   1.1.  General Terms................................................................................       1
   1.2.  Uniform Commercial Code Terms................................................................      23
   1.3.  Certain Matters of Construction..............................................................      23

II.      PAYMENTS.....................................................................................      24
   2.1.  Term Loan....................................................................................      24
   2.2.  Repayment of Principal.......................................................................      24
   2.3.  Acceleration; Note...........................................................................      24
   2.4.  Manner of Payment............................................................................      24

III.     INTEREST AND FEES............................................................................      24
   3.1.  Interest.....................................................................................      24
   3.2.  Computation of Interest......................................................................      24
   3.3.  Maximum Charges..............................................................................      25

IV.      REPRESENTATIONS AND WARRANTIES...............................................................      25
   4.1.  Authority....................................................................................      25
   4.2.  Formation and Qualification..................................................................      25
   4.3.  Corporate Name...............................................................................      25
   4.4.  Security Interests...........................................................................      25
   4.5.  Plan of Reorganization.......................................................................      26
   4.6.  Location of Borrower.........................................................................      26
   4.7.  Representations, Warranties and Covenants Concerning the Mortgages...........................      26

V.       AFFIRMATIVE COVENANTS........................................................................      26
   5.1.  Payment of Obligations.......................................................................      26
   5.2.  Corporate Existence..........................................................................      26
   5.3.  Payment of Taxes and Other Claims............................................................      26
   5.4.  Maintenance of Properties and Insurance......................................................      26
   5.5.  Compliance with Laws; Violations.............................................................      28
   5.6.  Execution of Supplemental Instruments........................................................      28
   5.7.  Payment of Debt..............................................................................      28
   5.8.  Environmental Matters........................................................................      28
   5.9.  Inspections..................................................................................      29

VI.      NEGATIVE COVENANTS...........................................................................      29
   6.1.  Mergers, Consolidations and Other Fundamental Changes........................................      29
   6.2.  Asset Sales..................................................................................      31
   6.3.  Limitation on Incurrence of Additional Debt..................................................      32
   6.4.  Creation of Liens............................................................................      35
   6.5.  Limitation on Investments, Loans and Advances................................................      35
   6.6.  Limitation on Restricted Payments............................................................      35
   6.7.  Nature of Business...........................................................................      35

   6.8.  Subsidiaries.................................................................................      35
   6.9.  Fiscal Year and Accounting Changes...........................................................      35
   6.10.    Amendment of Articles of Incorporation, By-Laws...........................................      36
   6.11.    Changes Relating to Subordinated Debt.....................................................      36

VII.     FINANCIAL COVENANTS..........................................................................      36
   7.1.  PV10 Valuation...............................................................................      36

VIII.    EVENTS OF DEFAULT............................................................................      36
   8.1.  Payment of Principal or Interest.............................................................      36
   8.2.  Misleading Representation or Warranty........................................................      36
   8.3.  Observing Article VII Covenants..............................................................      37
   8.4.  Attachment Against Property..................................................................      37
   8.5.  Observing Agreement Covenants................................................................      37
   8.6.  Judgments....................................................................................      37
   8.7.  Insolvency of Borrower.......................................................................      37
   8.8.  Inability to Pay Debts.......................................................................      37
   8.9.  Insolvency of Subsidiary or Guarantor........................................................      37
   8.10.    Change in Borrower's Condition............................................................      38
   8.11.    Liens.....................................................................................      38
   8.12.    Default under Ancillary Document..........................................................      38
   8.13.    Payment Default...........................................................................      38
   8.14.    Material Adverse Effect...................................................................      38
   8.15.    Material Provision........................................................................      38
   8.16.    Modification to Intellectual Property or Agreements.......................................      38
   8.17.    Collateral Seizure........................................................................      38
   8.18.    Guarantor Default.........................................................................      39
   8.19.    NYMEX Gas Closing Price...................................................................      39

IX.      LENDER'S RIGHTS AND REMEDIES AFTER DEFAULT...................................................      39
   9.1.  Rights and Remedies..........................................................................      39
   9.2.  Lender's Discretion..........................................................................      40
   9.3.  Setoff.......................................................................................      40
   9.4.  Rights and Remedies not Exclusive............................................................      40
   9.5.  Allocation of Payments After Event of Default................................................      40

X.       WAIVERS AND JUDICIAL PROCEEDINGS.............................................................      40
   10.1.    Waiver of Notice..........................................................................      40
   10.2.    Delay.....................................................................................      41
   10.3.    Jury Waiver...............................................................................      41

XI.      EFFECTIVE DATE AND TERMINATION...............................................................      41
   11.1.    Term......................................................................................      41
   11.2.    Termination...............................................................................      41

XII.     RELEASE OF COLLATERAL........................................................................      42
   12.1.    Disposition of Certain Collateral Without Requesting Release..............................      42
   12.2.    Requesting Release of Collateral..........................................................      42

XIII.    GUARANTY.....................................................................................      43
   13.1.    Guaranty..................................................................................      43
   13.2.    No Impairment.............................................................................      43
   13.3.    Guaranty Absolute.........................................................................      43
   13.4.    Waivers...................................................................................      44
   13.5.    Payments from Guarantor...................................................................      45
   13.6.    No Termination............................................................................      45
   13.7.    Recapture.................................................................................      45
   13.8.    Guaranties of Borrower and Material Subsidiaries..........................................      45

XIV.     MISCELLANEOUS................................................................................      45
   14.1.    GOVERNING LAW.............................................................................      45
   14.2.    Entire Understanding......................................................................      46
   14.3.    Successors and Assigns;  New Lender.......................................................      47
   14.4.    Application of Payments...................................................................      47
   14.5.    Indemnity.................................................................................      47
   14.6.    Notice....................................................................................      47
   14.7.    Survival..................................................................................      48
   14.8.    Severability..............................................................................      48
   14.9.    Expenses..................................................................................      48
   14.10.   Injunctive Relief.........................................................................      48
   14.11.   Consequential Damages.....................................................................      49
   14.12.   Captions..................................................................................      49
   14.13.   Counterparts; Faxed Signatures............................................................      49
   14.14.   Construction..............................................................................      49
   14.15.   Confidentiality...........................................................................      49

EXHIBITS

2.3   Form of Amended and Restated O&G Note

4.7   Additional Representations and Covenants

                  AMENDED AND RESTATED OIL & GAS LOAN AGREEMENT
                         ("RESTRUCTURED O&G AGREEMENT")

                  TRANSTEXAS GAS CORPORATION, a corporation organized under the laws of the State of Delaware ("Borrower"), GALVESTON BAY PIPELINE COMPANY, a subsidiary of Borrower ("GB Pipeline), GALVESTON BAY PROCESSING CORPORATION, a subsidiary of Borrower "GB Processing" and together with GB Pipeline and any other subsidiary of Borrower, which shall become a party hereto, the "Guarantors") and THORNWOOD ASSOCIATES LP ("Lender") are hereby restating and amending the Oil and Gas Revolving Credit and Term Loan Agreement with certain "Lenders" (as defined therein) and GMAC Commercial Credit LLC , a limited liability company organized under the laws of the State of New York, as agent for the Lenders, dated as of March 15, 2000 the "Original Agreement" and as restated and amended on this 28 day of August, 2003, the "Restructured O&G Agreement" or the "Agreement").

         This Agreement shall become valid and enforceable only when, and if, Creditor's Joint Plan of Reorganization for Debtors Under Chapter 11 of the Bankruptcy Code Submitted by Thornwood Associates LP, dated as of June 27, 2003, as modified July 8, 2003 and as may be modified thereafter ("Thornwood's Plan" or the "Plan"), confirmed by Order of the Bankruptcy Court, dated August 28, 2003, becomes effective.

         Pursuant to the Plan, as of the date hereof, each holder of an Allowed Prepetition O&G Claim, in full satisfaction, settlement, release and discharge of, and exchange for, such Claim received (i) Cash in a sum equal to its pro rata share of the Allowed O&G Claim less $32.5 million and (ii) its pro rata share of the Restructured O&G Note in principal amount of $32.5 million, and Thornwood paid to the Prepetition O&G Lenders pro rata the Cash set forth in paragraph (i) hereto and an amount equal to the principal amount of the Restructured O&G Note. Subject to such payment and pursuant to the terms of the Plan, the Reorganized Debtors are issuing the Restructured O&G Note directly to Thornwood, and are entering into this Restructured O&G Agreement and the Restructured O&G Security Agreement directly with Thornwood.

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, Borrower and Lender hereby agree as follows:

I. DEFINITIONS. Any term not defined in this Agreement shall have the meaning ascribed to it in the Plan. The following additional terms shall mean as follows:

                  1.1. GENERAL TERMS For purposes of this Agreement the following terms shall have the following meanings:

                  "Accounts" means "accounts," as that term is defined in
Article 9 of the Uniform Commercial Code as in effect in the State of New York, together with the proceeds and products thereof.

                  "Adjusted Consolidated Tangible Assets" means (without duplication), as of the date of determination, (a) the sum of (i) discounted future net cash flows from proved oil and gas reserves of Borrower and its Subsidiaries, (before any state or federal income tax), as estimated in a Proved Reserve Report as of a date no earlier than Borrower's most recent fiscal year end

(or, if such Proved Reserve Report is unavailable, or if the date of determination is after the end of the first fiscal quarter of the most recent fiscal year of Borrower, as estimated by Borrower's engineers on the same basis as of a date no earlier than the end of the most recent fiscal quarter, which estimates shall be confirmed in writing by a report by nationally recognized independent petroleum engineers in the event of a Material Change), (ii) the Net Working Capital of Borrower on a date no earlier than the date of Borrower's latest consolidated annual or quarterly financial statements, and (iii) with respect to all other tangible assets (which are deemed to include mineral lease-hold interests) of Borrower and its Subsidiaries, the net book value of such other tangible assets on a date no earlier than the date of Borrower's latest consolidated annual or quarterly financial statements, minus (b) minority interests and, to the extent not otherwise taken into account in determining Adjusted Consolidated Tangible Assets, any gas balancing liabilities of Borrower and its Subsidiaries. In addition to, but without duplication of the foregoing, for purposes of this definition, "Adjusted Consolidated Tangible Assets" shall be calculated after giving effect, on a pro forma basis, to (1) any Permitted Investment, on or before the date of the transaction giving rise to the need to calculate Adjusted Consolidated Tangible Assets (the "Assets Transaction Date"), in any other Person that, as a result of such investment, becomes a Subsidiary of Borrower, (2) the acquisition, on or before the Assets Transaction Date (by merger, consolidation, or purchase of stock or assets), of any business or assets, including, without limitation, Permitted Investments, and (3) any sales or other dispositions of assets (other than sales of Inventory Hydrocarbons or other mineral products in the ordinary course of business) occurring on or prior to the Assets Transaction Date. For purposes of calculating the ratio of Borrower's Adjusted Consolidated Tangible Assets to total consolidated Debt of Borrower and its Subsidiaries, Debt of a Subsidiary that is not a wholly-owned Subsidiary of Borrower (which Debt is non-recourse to Borrower or any of its other Subsidiaries or any of their assets) shall be included only to the extent of Borrower's pro rata ownership interest in such Subsidiary.

                  "Adjusted Net Assets" of a Guarantor means the lesser of (a) the amount by which the Guarantor's property, at a fair valuation, exceeds the sum of its debts (including unliquidated or contingent debts), (b) the amount by which the present fair salable value of the Guarantor's assets exceeds the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured, (c) the amount by which the Guarantor's assets exceed the maximum amount that would constitute unreasonably small capital for its business, or (d) the amount by which the Guarantor's assets exceed the amount that such Guarantor should reasonably retain to pay its debts (including unliquidated or contingent debts) as they mature.

                  "Affiliate" means, with respect to any specified Person, (a) any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person, or (b) any director or controlling shareholder of such other Person or (c) any officer of such specified Person or such other Person. For purposes of this definition, the term "control" means (i) the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, or (ii) without limiting the foregoing, the beneficial ownership of 10% or more of the voting power of the voting common equity of such Person (on a fully diluted basis) or of warrants or other rights to acquire such equity (regardless of whether presently exercisable).

                  "Ancillary Documents" means the Security Documents, the Note and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, powers of attorney, consents, and all other writings heretofore, now or hereafter executed by Borrower or any Subsidiary and delivered to Lender in respect of the transactions contemplated by this Agreement.

                  "Asset Sale" means any direct or indirect conveyance, sale, transfer or other disposition, in one transaction or a series of related transactions, of any of the properties, businesses or assets of Borrower or any Subsidiary of Borrower, whether owned on the Effective Date or thereafter acquired; provided, however, that "Asset Sale" shall not include (a) any disposition of Inventory in the ordinary course of business, (b) any pledge or disposition of assets (if such pledge or disposition would otherwise constitute an Asset Sale) to the extent and only to the extent that it results in the creation of a Permitted Lien (other than the creation of a Permitted Lien in connection with a Drilling Production Payment or a Drilling Program, which in either case shall be treated as an Asset Sale hereunder), or (c) any issuance or disposition of securities that is made pursuant to and in accordance with the Plan or a Plan Order.

                  "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP, or, in the event that such rate of interest is not reasonably determinable, discounted at the rate of interest of 15%) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

                  "Board of Directors" means, with respect to any Person, the board of directors of such Person or any committee of the board of directors of such Person authorized, with respect to any particular matter, to exercise the power of the board of directors of such Person.

                  "Board Resolution" means, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person.

                  "Borrower" means TransTexas Gas Corporation, a Delaware corporation, and all permitted successors and assigns.

                  "Borrower Entities" means Borrower and each of its Subsidiaries.

                  "Business Day" means any day other than a day on which commercial banks in New York are authorized or required by law to close.

                  "Capital Expenditures" of a Person means expenditures (whether paid in cash or accrued as a liability) by such Person or any of its Subsidiaries that, in conformity with GAAP, are or would be included in "capital expenditures," "additions to property, plant, or equipment" or comparable items in the consolidated financial statements of such Person consistent with prior accounting practices.

                  "Capital Lease" as applied to any Person, means any lease of any property (whether real, personal, or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

                  "Capital Stock" means, with respect to any Person, any capital stock of such Person and shares, interests, or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into corporate stock), warrants or options to purchase any of the foregoing, including without limitation, each class of common stock and preferred stock of such Person, if such Person is a corporation, and each general or limited partnership interest or other equity interest of such Person, if such Person is a partnership.

                  "Capitalized Lease Obligation" means obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Debt represented by such obligations shall be the capitalized amount of such obligations, as determined in accordance with GAAP.

                  "Cash Equivalents" means (a) Dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (c) certificates of deposit with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year, and overnight bank deposits, in each case, with any Eligible Institution, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and
(c) entered into with any Eligible Institution, (e) commercial paper rated "P-1," "A-1" or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, respectively, and in each case maturing within one year after the date of acquisition, (f) shares of money market funds that invest solely in Dollars and securities of the types described in clauses (a) through (e) above, (g) demand and time deposits and certificates of deposit with any commercial bank organized in the United States not meeting the qualifications specified in clause (c) above or an Eligible Institution, provided, however, that such deposits and certificates support bonds, letters of credit and other similar types of obligations incurred are in the ordinary course of business, (h) deposits, including deposits denominated in foreign currency, with any Eligible Institution; provided, however, that all such deposits do not exceed $10 million in the aggregate at any one time, and (i) demand or fully insured time deposits used in the ordinary course of business with commercial banks insured by the Federal Deposit Insurance Corporation.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq.

                  "Charges" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, Borrower or any of its Affiliates.

                  "Collateral" means and includes all property and interests in property of Borrower and its Subsidiaries, now owned or hereafter acquired, upon which a Lien is created in favor of Lender, for its benefit in accordance with the Security Documents, including, without limitation, the Security Agreement.

                  "Confirmation Order" means the order pursuant to Section 1129 of the Bankruptcy Code confirming the Plan entered by the Bankruptcy Court in the Borrower's case on August 5, 2003.

                  "Consents" means all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Body and other third parties, domestic or foreign, necessary to carry on Borrower's business, including, without limitation, any Consents required under all applicable federal, state or other applicable law.

                  "Consolidated Coverage Ratio" means for any period, the ratio of (a) the sum of Consolidated EBITDA of Borrower for such period, plus the net proceeds received by Borrower and its consolidated Subsidiaries in respect of Indebtedness for borrowed money (other than Indebtedness under this Agreement) incurred during such period, plus, without duplication, the net proceeds received by Borrower and its consolidated Subsidiaries from asset sales (other than sales of Inventory and Hydrocarbons in the ordinary course of business) consummated during such period, to (b) the sum of Consolidated Interest Expense of Borrower for such period, plus Capital Expenditures of Borrower during such period, plus required principal payments by Borrower and its consolidated Subsidiaries on Indebtedness for borrowed money (other than Indebtedness under this Agreement) during such period, plus cash dividends.

                  "Consolidated EBITDA" of any Person for any period, unless otherwise defined herein, means (a) the Consolidated Net Income of such Person for such period, plus (b) the sum, without duplication (and only to the extent such amounts are deducted from net revenues in determining such Consolidated Net Income), of (a) the provision for income taxes for such period, for such Person and its consolidated Subsidiaries, (b) depreciation, depletion, and amortization of such Person and its consolidated Subsidiaries for such period, and (c) Consolidated Fixed Charges of such Person for such period, determined in each case, on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP.

                  "Consolidated Fixed Charge Coverage Ratio" on any date (the "Transaction Date") means, with respect to any Person, the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such Person (attributable to continuing operations and businesses and exclusive of the amounts attributable to operations and businesses discontinued or disposed of, on a pro forma basis as if such operations and businesses were discontinued or disposed of on the first day of the Reference Period) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to discontinued operations and businesses on a pro forma basis as if such operations and businesses were discontinued or disposed of on the first day of the Reference Period, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided, however, that for purposes of such computation, in calculating Consolidated EBITDA and Consolidated Fixed Charges, (i) the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period (ii) the incurrence of any Debt or issuance of Disqualified Capital Stock during the Reference Period or subsequent thereto and on or prior to the Transaction Date shall be assumed to have occurred on the first day of such Reference Period,
(iii) Consolidated Interest Expense attributable to any Debt (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to a Swap Obligation (that remains in effect for the 12-month period after the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used, and (iv) if Borrower or any Subsidiary of Borrower has repaid, repurchased, defeased or otherwise discharged any Debt or Disqualified Capital Stock since the beginning of the period measured by the four full fiscal quarters ended immediately before the Transaction Date or if any Debt is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Debt incurred under any revolving credit facility unless such Debt has been permanently repaid and has not been replaced) on the Transaction Date, EBITDA and Consolidated Fixed Charges for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if Borrower or such Subsidiary has not earned the interest income which has actually accrued during such period in respect of cash or Cash Equivalents used to repay, repurchase, defease or otherwise discharge such Debt.

                  "Consolidated Fixed Charges" of any Person for any period means (without duplication) the sum of (a) Consolidated Interest Expense of such Person for such period, (b) dividend requirements of such Person and its consolidated Subsidiaries (whether in cash or otherwise (except dividends payable solely in shares of Qualified Capital Stock)) with respect to Preferred Stock paid, accrued, or scheduled to be paid or accrued during such period, in each case to the extent attributable to such period and excluding items eliminated in consolidation, (c) one-third of the Consolidated Operating Lease Obligations for such period, and (d) fees paid, accrued, or scheduled to be paid or accrued during such period by such Person and its Subsidiaries in respect of performance bonds or other guarantees of payment. For purposes of clause (b) above, dividend requirements shall be increased to an amount representing the pre-tax earnings that would be required to cover such dividend requirements; accordingly, the increased amount shall be equal to a fraction, the numerator of which is such dividend requirements and the denominator of which is 1 minus the applicable actual combined effective Federal, state, local and foreign income tax rate of such Person and its Subsidiaries (expressed as a decimal), on a consolidated basis, for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Fixed Charges.

                  "Consolidated Interest Expense" of any Person means, for any period, the aggregate interest (without duplication), whether expensed or capitalized, paid, accrued, or scheduled to be paid or accrued during such period in respect of all Debt of such Person and its consolidated Subsidiaries (including (a) amortization of deferred financing costs and original issue discount and non-cash interest payments or accruals, (b) the interest portion of all deferred payment obligations, calculated in accordance with the effective interest method, and (c) all commissions, discounts, other fees, and charges owed with respect to letters of credit and banker's acceptance financing and costs associated with Swap Obligations, in each case to the extent attributable to such period determined on a consolidated basis in accordance with GAAP). For purposes of this definition, (i) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and (ii) Consolidated Interest Expense attributable to any Debt represented by the guarantee by such Person or a Subsidiary of such Person other than with respect to Debt of such Person or a Subsidiary of such Person shall be deemed to be the interest expense attributable to the item guaranteed.

                  "Consolidated Net Income" of any Person for any period means the net income (loss) of such Person and its consolidated Subsidiaries for such period, determined in accordance with GAAP, plus asset impairment charges, less (without duplication) (a) all extraordinary, unusual and nonrecurring gains (but not losses), (b) the net income, if positive, of any other Person, other than a consolidated Subsidiary, in which such Person or any of its consolidated subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a consolidated Subsidiary of such Person during such period, but not in excess of such Person's pro rata share of such other Person's aggregate net income earned during such period or earned during the immediately preceding period and not distributed during such period, (c) the net income, if positive, of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, and (iv) the net income, if positive, of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to such Subsidiary.

                  "Consolidated Operating Lease Obligations" means, for any period, the aggregate amount of all obligations for rent paid or accrued under all Operating Leases of Borrower and its Subsidiaries as lessee (net of sublease income), all as determined on a consolidated basis in conformity with GAAP.

                  "Debt" means, with respect to any Person, without duplication
(a) all liabilities contingent or otherwise, of such Person (i) for borrowed money (whether or not the recourse of Lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, Note, debentures, or similar instruments or letters of credit or representing the balance deferred and unpaid of the purchase price of any property acquired by such Person or services received by such Person (other than long-term service or supply contracts which require minimum periodic payments), (iii) evidenced by bankers' acceptances or similar instruments issued or accepted by banks or Swap Obligations, (iv) for the payment of money relating to a Capitalized Lease Obligation, and (v) the Attributable Debt associated with any Sale and Leaseback Transaction; (b) reimbursement obligations of such Person with respect to letters of credit; (c) all liabilities of others of the kind described in the preceding clause (i) or (ii) that such Person has guaranteed or that is otherwise its legal liability (to the extent of such guaranty or other legal liability) other than for endorsements, with recourse, of negotiable instruments in the ordinary course of business; (d) all obligations secured by a Lien (other than Permitted Liens, except to the extent the obligations secured by such Permitted Liens are otherwise included in clause (a), (b) or (c) of this definition and are obligations of such Person) to which the property or assets (including, without limitation, leasehold interests and any other tangible or intangible property rights) of such Person are subject, regardless of whether the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability (but, if such obligations are not assumed by such Person or are not otherwise such Person's legal liability, the amount of such Debt shall be deemed to be limited to the fair market value of such property or assets determined as of the end of the preceding fiscal quarter); and (a) any and all deferrals, renewals, extensions, refinancings, and refundings (whether direct or indirect) of, or amendments, modifications, or supplements to, any liability of the kind described in any of the preceding clauses (a) through (d) regardless of whether between or among the same parties; provided, however, that, notwithstanding the foregoing, "Debt" shall include obligations related to Drilling Production Payments, whether denominated as Dollar-Denominated Production Payments or Volumetric Production Payments, but shall not include Dollar-Denominated Production Payments or Volumetric Production Payments related to Drilling Programs.

                  "Default" means an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

                  "Default Rate" has the meaning set forth in Section 3.1 hereof.

                  "Disqualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person or its Subsidiaries that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased by such Person or its Subsidiaries, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due, on or prior to the maturity date of the Indenture Note.

                  "Documents" means, collectively, this Agreement and the Ancillary Documents.

                  "Dollars" and the sign "$" means lawful money of the United States of America.

                  "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

                  "Drilling Production Payment" means a Dollar-Denominated Production Payment or a Volumetric Production Payment conveyed to a third party in accordance with the provisions of Sections 6.2 and 6.3.

                  "Drilling Program" means any current or future arrangement between Borrower or any Subsidiary of Borrower and another Person pursuant to which (a) such Person agrees, or has, prior to the Effective Date, agreed, to drill, or perform operations to enhance recovery from, a well or wells on mineral interests, owned by Borrower or such Subsidiary and (b) Borrower or such Subsidiary agrees, or has, prior to the Effective Date, agreed, to convey or assign to such Person an interest in such well or wells in accordance with clause (k) of the definition of "Permitted Liens."

                  "Effective Date" means the date hereof.

                  "Eligible Hydrocarbon Reserves" means Hydrocarbon Reserves of
Borrower: (a) in which Borrower has defensible and indefeasible title and as to which Lender has a first priority perfected lien and security interest (subject only to Permitted Liens described in clauses (a), (g) and (h) of the definition of Permitted Liens), and as to which only Permitted Liens exist, and (b) which are set forth in the most recent Proved Reserves Report delivered to Lender or such other reserve report prepared by an independent petroleum reserve engineer acceptable to Lender and as adjusted in the most recent Borrowing Base Certificate.

                  "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million and that is rated "A" (or higher) according to Moody's Investors Service, Inc. or Standard & Poor's Ratings Group at the time as of which any investment or rollover therein is made.

                  "Environmental Laws" means, if and to the extent applicable under the circumstances at the time in question, all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

                  "Equipment" means and includes, as to any Person, all of such Person's now owned or hereafter acquired Vehicles, drilling rigs, workover rigs, fracture stimulation equipment, well site compressors, rolling stock and related equipment and other assets accounted for as equipment by such Person on its financial statements, all proceeds thereof (from insurance or otherwise), and all documents of title, books, records, ledger cards, files, correspondence, and computer files, tapes, disks and related data processing software that at any time evidence or contain information relating to the foregoing.

                  "Event of Default" means the occurrence and continuance of any of the events set forth in Article VIII hereof.

                  "First Lien Debt" means any Debt or other obligation secured by a Lien described in this definition, including, in each case, any refinancings thereof:

                           (a) pledges of assets or deposits of cash or Cash
Equivalents to secure (i) the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (or to secure reimbursement obligations or letters of credit in support of such bonds) in an aggregate amount not in excess of 5% of the PV10 indicated on Borrower's most recent Reserve Report at the time such pledges or deposits are made, (ii) appeal or supercedes bonds (or to secure reimbursement obligations or letters of credit in support of such bonds) in an amount not to exceed $10 million at any one time outstanding, or (iii) pledges or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, and other types of social security legislation, property insurance and liability insurance;

                           (b) Liens encumbering customary initial deposits and
margin deposits of cash or Cash Equivalents securing Swap Obligations or Permitted Hedging Transactions and Liens encumbering contract rights under Permitted Hedging Transactions;

                           (c) Liens granted on Equipment to the extent granted
to secure Debt incurred pursuant to Section 6.3 hereof;

                           (d) Liens granted in connection with the Presale of
Gas, provided, however, that all of the proceeds from such Presale of Gas shall be applied to repay the outstanding Obligations;

                           (e) Liens created on or Production Payments granted
with respect to undivided interests in, acreage drilled or to be drilled pursuant to Drilling Programs, on Hydrocarbons produced therefrom and on the proceeds of such Hydrocarbons to secure or to provide provision for payment of the Borrower's obligations under such Drilling Programs, provided, however, that
(i) the number of wells included in such program commenced in any fiscal year does not exceed 30 per fiscal year (plus the number of wells included in programs commenced in prior years but not yet completed), (ii) such obligations are limited to a percentage of production from such wells, (iiii) such Liens survive only until the Person to whom such Lien was granted has received production with a value equal to the costs, expenses and fees related to property and services provided or paid for by such Person plus an agreed-upon interest component, and (iv) such Liens secure obligations that are nonrecourse to each of Borrower or its Subsidiaries;

                           (f) any extension, renewal, or replacement of Liens
created or existing pursuant to any of the clauses of this definition, provided, however, that such Liens would have otherwise been permitted under such clauses, and provided further, that the Liens permitted by this clause (f) do not secure any additional Debt or encumber any additional property;

                           (g) Liens constituting or securing (i) Royalty
Payment Obligations referred to in clause (iii) of the definition of such term and (ii) Drilling Production Payments or;

                           (h) Liens on the proceeds of any property securing
First Lien Debt or on deposit accounts containing only such proceeds and which at no time contains or contained proceeds of Receivables; and

                           (i) Liens (including extensions and renewals thereof)
on real or personal property, acquired after the Effective Date ("New Property"); provided, however, that (i) such Lien is created solely for the purpose of securing Debt incurred to finance the cost (including the cost of improvements or construction) of New Property subject thereto and such Lien is created prior to or within six months after the later of the acquisition, the completion of construction, or the commencement of full operation of such New Property, (ii) the principal amount of the Debt secured by such Lien does not exceed 100% of such cost including costs and fees related to the financing thereof, and (iii) any such Lien shall not extend to or cover any property or assets other than such item of New Property, any improvements on such New Property and any throughput, capacity or similar agreements related to the operation of such New Property.

                  "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time.

                  "GB Facility Asset Sale" means:

                  (a) With respect to GB Pipeline, the sale of all or substantially all of the assets (but which assets shall be exclusive of Inventory and Receivables) of GB Pipeline other than a Sale and Leaseback Transaction resulting in a Capital Lease which constitutes, as to GB Pipeline, a GB Financing Document; and

                  (b) With respect to GB Processing, the sale of all or substantially all of the assets (but which assets shall be exclusive of Inventory and Receivables) of GB Processing other than a Sale and Leaseback Transaction resulting in a Capital Lease which constitutes, as to GB Processing, a GB Financing Document.

                  "GB Facility Financing" means:

                  (a) With respect to GB Pipeline, (i) the incurrence of Debt by, including the renewal or extension of Debt previously incurred by, GB Pipeline that is secured by a mortgage or deed of trust constituting, with respect to GB Pipeline, a GB Financing Document, (ii) a Sale and Leaseback Transaction resulting in a Capital Lease which constitutes, as to GB Pipeline, a GB Financing Document; and

                  (b) With respect to GB Processing, (i) the incurrence of Debt by, including the renewal or extension of Debt previously incurred by, GB Processing that is secured by a mortgage or deed of trust constituting, with respect to GB Processing, a GB Financing Document, (ii) a Sale and Leaseback Transaction resulting in a Capital Lease which constitutes, as to GB Pipeline, a GB Financing Document.

                  "GB Financing Beneficiary" means, with respect to a GB Financing Documents, the mortgagee, beneficiary, secured party or lessor thereunder, as the case may be.

                  "GB Financing Document" means:

                  With respect to GB Pipeline, (a) a mortgage or deed of trust pursuant to which GB Pipeline encumbers all or substantially all of its rights, titles and interests in and to all or substantially all of the GB Pipeline Facility for the purpose of securing Debt of GB Processing, or (b) a Capital Lease to which GB Pipeline is party as lessee executed by GB Pipeline in connection with the closing of a Sale and Leaseback transaction pursuant to which all or substantially all of GB Pipeline's rights, titles and interests in and to all or substantially all of the GB Pipeline Facility are conveyed and concurrently leased back by GB Pipeline; and

                  With respect to GB Processing, (a) a mortgage or deed of trust pursuant to which GB Processing encumbers all or substantially all of its rights, titles and interests in and to all or substantially all of the GB Processing Facility for the purpose of securing Debt of GB Processing, or (b) a Capital Lease to which GB Processing is party as lessee executed by GB Processing in connection with the closing of a Sale and Leaseback transaction pursuant to which all or substantially all of GB Processing's rights, titles and interests in and to all or substantially all of the GB Processing Facility are conveyed and concurrently leased back by GB Processing.

                  "GB Pipeline Facility" means the dual 16 inch O.D. (gas) and 8 inch O.D. (oil) transmission pipelines, co-owned, as of the date of this Agreement, by GB Pipeline and Davis Petroleum Pipeline L.L.C., that extend from Lot 12, Block 139 of the San Leon Townsite, Amos Edwards League Survey, Abstract 10, Galveston County, Texas, to the Eagle Point Platform (co-owned, as of the date of this Agreement, by Borrower and Davis Petroleum Corp.) in State Tract 331, GB Pipeline, Texas, including the real property, interests in real property, and the personal property, plant and equipment associated with such pipelines.

                  "GB Processing Facility" means the property, plant and equipment comprising the hydrocarbon processing facility owned and operated by GB Processing at Winnie, Texas (including the real property and interests in real property, situated in Winnie, Jefferson County, Texas, associated with such facility).

                  "GB/TransTexas Pipeline Agreement" means each of (a) the Amended Transportation Agreement dated as of March 16, 2000, between Borrower and GB Pipeline, as amended, and (b) each other agreement in effect at the time in question between Borrower and GB Pipeline relating to the transportation of Hydrocarbons by GB Pipeline through the GB Pipeline Facility.

                  "Governmental Body" means any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

                  "Guarantor" means (a) each Material Subsidiary of Borrower joining in the execution of this Agreement for the purposes of evidencing its Guaranty and of agreeing to be bound by the terms of this Agreement, (b) each Material Subsidiary of Borrower that becomes (or is required to become) a guarantor of the Obligations of Borrower under this Agreement in accordance with
Article XII, and (c) each Material Subsidiary of Borrower executing a joinder agreement in which such Material Subsidiary agrees to become and be a guarantor of the Obligations and to be bound by the terms of this Agreement.

                  "Guaranty" means the guaranty of the Obligations made by each Guarantor in favor of Lender for its benefit and for the ratable benefit of Lender as provided in Article XII of this Agreement.

                  "Hazardous Substance" means, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or toxic substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

                  "Hazardous Wastes" means all waste materials subject to regulation under RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

                  "Headquarters Facility" means the real property (including the improvements thereon, the fixtures, other than trade fixtures, affixed or attached thereto, and the personal property used in connection with the operation thereof) owned by Borrower and located at 1300 North Sam Houston Parkway East, Houston, Texas.

                  "Hedging Subsidiary" means a Subsidiary of Borrower engaged solely in the business of facilitating Permitted Hedging Transactions with Borrower or any of its subsidiaries.

                  "Hedging Transaction" means non-speculative transactions in futures, forwards, swaps or option contracts (including both physical and financial settlement transactions) engaged in by Borrower or any of its Subsidiaries as part of its normal business operations as a risk management strategy or hedge against adverse changes in market conditions in the oil and natural gas industry.

                  "Hydrocarbon Reserves" means and includes, as to any Person, any and all of such Person's now owned or hereafter acquired Hydrocarbon reserves in place.

                  "Hydrocarbons" means oil, natural gas, condensate and natural gas liquids, each as such terms are used in the Proved Reserves Report.

                  "Insurance Proceeds" means the interest in and to all proceeds (net of costs of collection, including attorney's fees) which now or hereafter may be paid under any insurance policies now or hereafter obtained by or on behalf of Borrower or any Guarantor in connection with any assets thereof, together with interest payable thereon and the right to collect and receive the same, including, without limitation, proceeds of casualty insurance, title insurance, business interruption insurance and any other insurance now or hereafter maintained with respect to such assets.

                  "Interest Rate or Currency Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars, puts and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates.

                  "Inventory" means and includes all of Borrower's and each of Borrower's Subsidiaries' now owned or hereafter acquired inventory (as such term is defined in the Uniform Commercial Code), including, without limitation, casing, drill pipe and other supplies accounted for as inventory by Borrower on its consolidated financial statements (excluding any Hydrocarbons), all proceeds thereof (from insurance or otherwise), and all documents of title, books, records, ledger cards, files, correspondence, and computer files, tapes, disks and related data processing software that at any time evidence or contain information relating to the foregoing.

                  "Investment" by any Person in any other Person means (without duplication) (a) the acquisition (whether for cash, property, services, securities or otherwise) of Capital Stock, bonds, Note, debentures, partnership or other ownership interests or other securities issued by such other Person or any agreement to make any such acquisition; (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person and (without duplication) any amount committed to be advanced, loaned or extended to such other Person; (c) the entering into of any guarantee (other than any Guaranty hereunder) of, or other credit support or contingent obligation with respect to, Debt or other liability of such other Person; (d) the entering into of any Swap Obligation with such other Person; or (e) the making of any capital contribution by such Person to such other Person.

                  "Investment Grade Rating" means, with respect to any Person or issue of debt securities or preferred stock, a rating in one of the four highest letter rating categories (without regard to "+" or "-" or other modifiers) by any rating agency or if any such rating agency has ceased using letter rating categories or the four highest of such letter rating categories are not considered to represent "investment grade" ratings, then the comparable "investment grade" ratings (as designated by any such rating agency).

                  "Lender" has the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which is a permitted successor or assign of Lender.

                  "Lien" means any mortgage, deed of trust, lien, pledge, charge, security interest, collateral assignment or other encumbrance for security purposes of any kind, regardless of whether filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement and any lease deemed to constitute a security interest and any option or other agreement to give any security interest).

                  "Material Adverse Effect" means a material adverse effect on
(a) the condition, operations, assets, business or prospects of the Borrower or any Guarantor, (b) Borrower's ability to pay the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or the Liens on the Collateral or the priority of such Liens, or (d) the practical realization of the benefits of Lender's and Lender' rights and remedies under this Agreement and the Ancillary Documents.

                  "Material Change" means an increase or decrease of more than 10% since the then most recent Proved Reserve Report in the discounted future net cash flows (excluding changes that result from changes in prices) from proved oil and gas reserves of Borrower and its consolidated Subsidiaries (before any state or federal income tax); provided, however, that the following will be excluded from the Material Change calculation: (a) any acquisitions since the then most recent Proved Reserve Report of oil and gas reserves that have been estimated by independent petroleum engineers and on which a report or reports have been prepared by such independent petroleum engineers within 12 months of the acquisition, (b) any reserves added since the then most recent Proved Reserve Report attributable to the drilling or recompletion of wells not included in previous reserve estimates, and (c) any disposition of properties existing on the date of then most recent Proved Reserve Report that have been disposed of.

                  "Material Subsidiary" means, at any particular time, any Subsidiary that, together with its Subsidiaries, owns assets valued at $100,000 or more.

                  "Mortgage" means each mortgage, deed of trust, trust deed, deed to secure debt, assignment, assignment of production, security agreement, financing statement or similar document, however styled, executed by Borrower, or any other Person, in favor of Lender or the Prepetition O&G Lenders for the ratable benefit of Lender primarily for the purpose of creating or granting a Lien on Real Property and/or Hydrocarbons, or any interests therein, to secure all or any part of the Obligations.

                  "Net Cash Proceeds" means an amount equal to the aggregate amount of cash received by Borrower and its Subsidiaries in respect of an Asset Sale, less the sum of (a) all reasonable out-of-pocket fees, commissions, and other expenses incurred in connection with such Asset Sale, including the amount (estimated in good faith by Borrower) of income, franchise, sales and other applicable taxes to be paid, payable or accrued by Borrower or any Subsidiary of Borrower (in each case as estimated in good faith by Borrower or such Subsidiary without giving effect to tax attributes unrelated to such Asset Sale) in connection with such Asset Sale, and (b) the aggregate amount of cash so received which is used to retire any then existing Debt of Borrower or its Subsidiaries (other than the Obligations), as the case may be, which is required by the terms of such Debt to be repaid in connection with such Asset Sale.

                  "Net GB Financing Proceeds" means an amount equal to the aggregate amount of cash received by GB Pipeline or GB Processing, as the case may be, in respect of a GB Facility Financing to which GB Pipeline or GB Processing, as the case may be, is a party, less the sum of (a) all reasonable out-of-pocket fees, commissions, and other expenses incurred in connection with such GB Facility Financing, including the amount (estimated in good faith by Borrower) of income, franchise, sales and other applicable taxes to be paid, payable or accrued by Borrower or by GB Pipeline or GB Processing, as the case may be (in each case as estimated in good faith by Borrower or by GB Pipeline or GB Processing, as the case may be, without giving effect to tax attributes unrelated to such GB Facility Financing), in connection with such GB Facility Financing, (b) the aggregate amount of cash so received which is used to retire any then existing Debt of GB Pipeline or GB Processing (other than the Obligations), as the case may be, which is required by the terms of such Debt to be repaid in connection with such GB Facility Financing, (c) the aggregate amount of cash so received which is used to retire any then existing Debt (other than the Obligations) that is secured by assets of GB Pipeline or GB Processing, as the case may be, and (d) the aggregate amount of cash so received which is used to retire indebtedness of Borrower in respect of Allowed Priority Tax Claims under the Plan, Allowed Claims of prepetition secured creditors in class 24 in classes 5 and 6 under the Plan.

                  "Net Proceeds" means (a) in the case of any sale by a Person of Qualified Capital Stock, the aggregate net cash proceeds received by such Person from the sale of Qualified Capital Stock (other than to a Subsidiary) after payment of reasonable out-of-pocket expenses, commissions and discounts incurred in connection therewith, and (b) in the case of any exchange, exercise, conversion or surrender of any outstanding securities or Debt of such Person for or into shares of Qualified Capital Stock of such Person, the net book value of such outstanding securities as adjusted on the books of such Person or Debt of such Person to the extent recorded in accordance with GAAP, in each case, on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder of such Debt or securities to such Person upon such exchange, exercise, conversion or surrender and less (i) any and all payments made to the holders of such Debt or securities and (ii) all other expenses incurred by such Person in connection therewith, in each case, in so far as such payments or expenses are incident to such exchange, exercise, conversion, or surrender).

                  "Net Working Capital" of any Person means (a) all current assets of such Person and its consolidated Subsidiaries, minus (b) all current liabilities of such Person and its consolidated Subsidiaries other than the current portion of long term debt, each item to be determined in conformity with GAAP.

                  "Net Worth" of any Person means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of such Person and its Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation), less any amounts included therein attributable to Disqualified Capital Stock or any equity security convertible into or exchangeable for Debt, the cost of treasury stock (not otherwise deducted from stockholder's equity), and the principal amount of any promissory Note receivable from the sale of the Capital Stock of such Person or any of its Subsidiaries, each item to be determined in conformity with GAAP.

                  "New Property" has the meaning specified in clause (k) in the definition of the term "Permitted Liens" set forth in Section 1.1.

                  "Nominee" means any Person who has or holds any right, title or interest in any oil and gas or mineral lease as a nominee for Borrower or any of its Subsidiaries.

                  "Nominee Property" means any property, lease, interest or other asset with respect to which any Person has or holds any right, title or interest as a Nominee.

                  "Note" means the amended and restated Note attached hereto as
Exhibit 2.3.

                  "Obligations" means and includes any and all of Debt and/or liabilities to Lender of the Borrower or any of the Guarantors, of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, arising under or out of or in connection with this Agreement, the Ancillary Documents or under any other agreement between Lender or the PrePetition O&G Lenders and Borrower and/or any of the Guarantors delivered or given in connection therewith or herewith and all obligations of Borrower or any of the Guarantors to Lender or the PrePetition O&G Lenders to perform acts or refrain from taking any action hereunder or thereunder.

                  "Operating Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which is not a Capital Lease or a lease of a mineral interest.

                  "Permitted Hedging Transactions" means non-speculative transactions in futures, forwards, swaps or option contracts (including both physical and financial settlement transactions) engaged in by Borrower or its Subsidiaries as part of their normal business operations as a risk-management strategy or hedge against adverse changes in the prices of natural gas, condensate, or oil; provided, however, that such transactions do not, on a monthly basis, relate to more than 90% of Borrower Entities' average net hydrocarbon production (mcfe) per month for the most recent 3-month period measured at the time of such incurrence; and, provided, further, that, at the time of such transaction (a) the counterparty to any such transaction is an Eligible Institution or a Person that has an n, or (b) such counterparty's obligation pursuant to such transaction is unconditionally guaranteed in full by, or secured by a letter of credit issued by, an Eligible Institution or a Person that has an Investment Grade Rating.

                  "Permitted Investment" means, when used with reference to Borrower and its Subsidiaries:

                  (a) trade credit extended to Persons in the ordinary course of business;

                  (b) purchases of Cash Equivalents;

                  (c) Investments by Borrower or its wholly owned Subsidiaries in wholly owned Subsidiaries of Borrower;

                  (d) Swap Obligations;

                  (e) the receipt of Capital Stock in lieu of cash in connection with the settlement of litigation;

                  (f) advances to officers and employees in connection with the performance of their duties in the ordinary course of business in an amount not to exceed $500,000 in the aggregate outstanding at any time;

                  (g) margin deposits in connection with Permitted Hedging Transactions;

                  (j) Investments and expenditures made in the ordinary course of business by Borrower and its Subsidiaries, and of a nature that, at the time of expenditure, is customary in the oil and gas business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil or gas through agreements, transactions, interests or arrangements which permit a Person to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the oil and gas business jointly with third parties, including, without limitation, (i) ownership interests in oil and gas properties or gathering systems and (ii) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements with third parties; provided, however, that in the case of any joint venture engaged in processing, gathering, marketing or transporting oil or gas, (1) all Debt of such joint venture that would not otherwise constitute Debt of one of Borrower Entities shall be deemed Debt of Borrower in proportion to its direct or indirect ownership interest in such joint venture, and (2) such joint venture shall be reasonably anticipated, at the time of Investment, to enhance the value of the reserves of Borrower Entities or marketability of production from such reserves;

                  (i) the Guaranty and any guaranty by Borrower or any Subsidiary of Borrower that is permitted under Section 6.3(e);

                  (j) deposits permitted by the definition of Permitted Liens or any extension, renewal, or replacement of any of them;

                  (k) an Investment in Capital Stock resulting from an Asset Sale pursuant to Section 6.2;

                  (l) any Guaranty by Borrower of the obligations of any wholly owned Subsidiary of Borrower to the extent such obligations so guaranteed (A) do not constitute Debt unless and only to the extent such Debt is otherwise permitted under Section 6.3, and (B) except to the extent such obligations constitute Debt otherwise permitted under Section 6.3, such obligations are of the type customarily incurred by such wholly owned Subsidiary in favor of third parties in the ordinary course of conducting its Related Business, or

                  (m) other Investments, provided, however, that such Investments do not exceed $1 million in the aggregate at any time.

                  "Permitted Liens" means:

                  (a) Liens imposed by Governmental Bodies for taxes, assessments, or other Charges (i) not yet due or (ii) which are being contested in good faith and by appropriate proceedings, if (i) adequate reserves with respect thereto are maintained on the books of any of the Borrower Entities in accordance with GAAP and (ii) such Liens (other than with respect to Permitted Prior Liens) do not prime the Liens of Lender on the Collateral;

                  (b) Statutory Liens of landlords, carriers. warehousemen, mechanics, materialmen, repairmen, mineral interest owners, or other like Liens arising by operation of law in the ordinary course of business, provided, however, that (i) the underlying obligations are not overdue for a period of more than 45 days, or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of any of the Borrower Entities in accordance with GAAP;

                  (c) Pledges of assets or deposits of cash or Cash Equivalents to secure (o) the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (or to secure reimbursement obligations or letters of credit in support of such bonds) in an aggregate amount not in excess of 5% of the PV10 indicated on Borrower's most recent Proved Reserve Report at the time such pledges or deposits are made,
(ii) appeal or supercede as bonds (or to secure reimbursement obligations or letters of credit in support of such bonds) in an amount not to exceed $10 million at any one time outstanding, or (iii) pledges or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, and other types of social security legislation, property insurance and liability insurance;

                  (d) Liens encumbering customary initial deposits and margin deposits securing Swap Obligations or Permitted Hedging Transactions and Liens encumbering contract rights under Permitted Hedging Transactions;

                  (e) Pledges of assets to secure margin obligations, settlement obligations, reimbursement obligations or letters of credit in connection with Permitted Hedging Transactions; provided, however, that, at the time such pledge is made (or, if such pledge secures future Permitted Hedging Transactions, at the time any such Permitted Hedging Transaction is entered into), the maximum aggregate exposure under such Permitted Hedging Transactions does not exceed the greater of (1) $10 million or (2) 5% of the PV10 indicated on Borrower's then most recent Proved Reserves Report

                  (f) Easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto (as such property is used by any of Borrower or any of its Subsidiaries) or materially interfere with the ordinary conduct of the business of any of Borrower or any of its Subsidiaries; Liens granted in connection with the Presale of Gas;

                  (g) Liens created on or Production Payments granted with respect to undivided interests in, acreage drilled or to be drilled pursuant to Drilling Programs, on Hydrocarbons produced therefrom and on the proceeds of such Hydrocarbons to secure or to provide provision for payment of the Borrowed Obligations under such Drilling Programs, provided, however, that (i) the number of wells included in such program commenced in any fiscal year does not exceed 30 per fiscal year (plus the number of wells included in programs commenced in prior years but not yet completed), (ii) such obligations are limited to a percentage of production from such wells, (iii) such Liens survive only until the Person to whom such Lien was granted has received production with a value equal to the costs, expenses and fees related to property and services provided or paid for by such Person plus an agreed-upon interest component, and (iv) such Liens secure obligations that are nonrecourse to each of Borrower or its Subsidiaries;

                  (h) Liens on the assets of any entity existing at the time such assets are acquired by any of Borrower Entities, whether by merger, consolidation, purchase of assets or otherwise so long as such Liens (u) are not created, incurred or assumed in contemplation of such assets being acquired by any of Borrower Entities and (ii) do not extend to any other assets of any of Borrower or its Subsidiaries;

                  (i) Any extension, renewal, or replacement of Liens created pursuant to any of the foregoing clauses provided, however, that such Liens would have otherwise been permitted under such clauses, and provided further, that the Liens permitted by this clause (n) do not secure any additional Debt or encumber any additional property;

                  (j) Liens constituting or securing (i) Royalty Payment Obligations and (ii) Drilling Production Payments;

                  (k) Liens (including extensions and renewals thereof) on real or personal property, acquired after the Closing Date ("New Property"); provided, however, that (i) such Lien is created solely for the purpose of securing Debt incurred to finance the cost (including the cost of improvements or construction) of New Property subject thereto and such Lien is created prior to or within six months after the later of the acquisition, the completion of construction, or the commencement of full operation of such New Property, (ii) the principal amount of the Debt secured by such Lien does not exceed 100% of such cost including costs and fees related to the financing thereof, and (iii) any such Lien shall not extend to or cover any property or assets other than such item of New Property, any improvements on such New Property and any throughput, capacity or similar agreements related to the operation of such New Property and (4) the aggregate principal amount of debt and by liens permitted by the clause (K) shall not exceed $1,000,000 at any time;

                  (l) Liens under the Security Documents; and

                  (m) Liens held by the holders of the allowed Jefferies Secured Claim, Secured Tax Claims, and. if the Bankruptcy Court so orders, the M&M Lien Claims.

                  "Person" means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

                  "Plan" means Creditor's Joint Plan Of Reorganization For Debtors Under Chapter 11 Of The Bankruptcy Code Submitted By Thornwood Associates LP, dated as of June 27, 2003, and modified July 8, 2003 and has been or shall be further modified in Case No. 02-21926, in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division.

                  "Presale of Gas" means any advance payment agreement or other arrangement pursuant to which Borrower or any Guarantor, having received full payment of the purchase price for a specified quantity of Hydrocarbons prior to the first scheduled date of delivery, is required to deliver, in one or more installments subsequent to the date of such agreement or arrangement, such quantity of Hydrocarbons to the purchaser of such Hydrocarbons pursuant to and during the term of such agreement or arrangement; provided, however, that the term "Presale of Gas" shall not include (a) any such agreement or other arrangement covering deliveries of Hydrocarbons for a period not exceeding three calendar months and pursuant to which Borrower or such Guarantor has received full payment of the purchase price within 120 days of the last scheduled date of delivery, (b) a transaction to the extent and only to the extent that it results in the creation of any Permitted Lien under the definition of "Permitted Liens," hereunder (c) Permitted Hedging Transactions, or (d) an Asset Sale involving Hydrocarbon Reserves.

                  "Production Payments" means Dollar Denominated Production Payments and Volumetric Production Payments.

                  "Proved Reserves Report" means a report prepared by an independent petroleum reserve engineer acceptable to Lender with respect to proved Hydrocarbon Reserves.

                  "PV10" means the Valuation Amount at a 10% discount rate.

                  "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

                  "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., as same may be amended from time to time.

                  "Real Property" means all of each of Borrower's and the guarantors' right, title and interest in and to the owned and leased real property.

                  "Receivables" means and includes, as to any Person, any and all of such Person's now owned or hereafter acquired Accounts, all products and proceeds thereof, and all books, records, ledger cards, files, correspondence, and computer files, tapes, disks or software that at any time evidence or contain information relating to such Person's Accounts.

                  "Reference Period" with regard to any Person means the four full fiscal quarters of such Person ended on or immediately preceding any date upon which any determination is to be made pursuant to the terms of this Agreement.

                  "Refinancing Debt" has the meaning specified in Section
6.3(f).

                  "Related Business" means (a) the exploration for, acquisition of, development of, production, transportation, gathering, and processing (in connection with natural gas and natural gas liquids only) of, crude oil, natural gas, condensate, and natural gas liquids; provided, however, that the Related Business shall not include any refining or distilling of Hydrocarbons other than processing and fractionating natural gas and natural gas liquids, (b) the drilling and energy services business and pipeline services business, (c) owning and operating a Hedging Subsidiary, or (d) owning or operating facilities designed for separation, dehydration, treatment, stabilization, processing or storage of Hydrocarbons and related operations.

                  "Release Request" has the meaning set forth in Section 12.2.

                  "Restricted Investment" means any direct or indirect Investment by Borrower or any Subsidiary of Borrower other than a Permitted Investment.

                  "Restricted Payment" means, with respect to any Person, (a) any Restricted Investment, (b) any dividend or other distribution on shares of Capital Stock of such Person or any Subsidiary of such Person, (c) any payment on account of the purchase, redemption, or other acquisition or retirement for value of any shares of Capital Stock of such Person, and (d) any defeasance, redemption, repurchase, or other acquisition or retirement for value, or any payment in respect of any amendment in anticipation of or in connection with any such retirement, acquisition, or defeasance, in whole or in part, of any Subordinated Debt, directly or indirectly, of such Person or a Subsidiary of such Person prior to the scheduled maturity or prior to any scheduled repayment of principal in respect of such Subordinated Debt; provided, however, that the term "Restricted Payment" does not include (i) any dividend, distribution, or other payment on shares of Capital Stock of a Person solely in shares of Qualified Capital Stock of such Person that is at least as junior in ranking as the Capital Stock on which such dividend, distribution, or other payment is to be made, (ii) any defeasance, redemption, repurchase or other acquisition or retirement for value of Capital Stock of a Person payable in or from any combination of (A) shares of Qualified Capital Stock of such Person and (B) the Net Proceeds of a concurrent sale of Qualified Capital Stock of such Person, in each case to the extent such Qualified Capital Stock is at least as junior in ranking as the Capital Stock retired, (iii) any dividend, distribution, or other payment to Borrower from any of its Subsidiaries, (iv) any defeasance, redemption, repurchase, or other acquisition or retirement for value, in whole or in part, of any Subordinated Debt of such Person payable in or from any combination of (A) shares of Qualified Capital Stock of such Person and (B) the Net Proceeds of a concurrent sale of Qualified Capital Stock, or both, (v) any payments or distributions made pursuant to and in accordance with the Plan, or
(vi) the redemption, purchase, retirement or other acquisition of any Debt, including any premium paid thereon, with the proceeds of any Refinancing Debt permitted to be incurred pursuant to Section 6.3(f).

                  "Royalty Payment Obligations" means (a) royalties, overriding royalties (including those granted in connection with Drilling Programs), revenue interests, net revenue interests, net profit interests, and reversionary interests, (b) the interests of others in pooling or unitization agreements, production sales contracts and operating agreements, (c) Liens arising under, in connection with or related to farm-out, farm-in, joint operating, pooling, unitization or area of mutual interest agreements or other similar or customary arrangements, agreements or interests, and (d) similar burdens on the property of Borrower or any Subsidiary of Borrower; each as incurred in the ordinary course of business and to the extent such burdens are limited in recourse to (x) the properties subject to such interests or agreements, (y) the Hydrocarbons produced from such properties, and (z) the proceeds of such Hydrocarbons.

                  "Sale and Leaseback Transaction" means an arrangement relating to property owned on the Effective Date or thereafter acquired whereby Borrower or a Subsidiary of Borrower transfers such property to a Person and leases it back from such Person.

                  "Security Agreement" means the Restructured Security and Pledge Agreement, dated as of the Effective Date, between Borrower and Lender, as same may be amended from time to time.

                  "Security Documents" means each Mortgage, the Security Agreement and all other security agreements, pledge agreements, mortgages, deeds of trust, collateral assignments and other agreements or conveyances at any time delivered to Lender or the Prepetition O&G Lenders to secure all or any part of the Obligations of Borrower pursuant to this Agreement, any one or more of the Security Documents, and/or the Note.

                  "Security Interests" means the Liens on the Collateral created by the Security Documents in favor of Lender or the Prepetition O & G Lenders.

                  "Subordinated Debt" means Debt which is subordinated and junior in right of payment to the Obligations in a manner satisfactory to Lender.

                  "Subsidiary" with respect to any Person, means (a) a corporation with respect to which such Person or its Subsidiaries owns, directly or indirectly, at least fifty percent of such corporation's Capital Stock with voting power, under ordinary circumstances, to elect directors, or (b) a partnership in which such Person or a subsidiary of such Person is, at the time, a general partner of such partnership and has more than 50% of the total voting power of partnership interests entitled (without regard to the occurrence of any contingency) to vote in the election of managers thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has
(i) more than a fifty percent ownership interest, or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such other Person.

                  "Swap Obligation" of any Person means any Interest Rate or Currency Agreement entered into with one or more financial institutions or one or more futures exchanges in the ordinary course of business and not for purposes of speculation that is designed to protect such Person against fluctuations in (a) interest rates with respect to Debt incurred and which shall have a notional amount no greater than 105% of the principal amount of the Debt being hedged thereby, or (b) currency exchange rate fluctuations.

                  "Term" means the Effective Date through the fifth anniversary of the Effective Date.

                  "Transferee" has the meaning provided in Section 14.3 hereof.

                  "Valuation Amount" means, as of the date of calculation, the value of future revenues from proven Hydrocarbon Reserves calculated on one of the following price assumptions (a) the trailing twelve month average of prices for oil, condensate and gas as calculated at the end of the month immediately preceding the date of calculation the "SEC Method"), (b) the closing NYMEX spot price (as adjusted) for the prompt month for oil, condensate and gas as of the date of calculation held constant ("NYMEX Spot Price Method"), or (c) the price of oil, condensate and gas for projected reserves as and when extracted during the next five (5) years employed by the engineering firm of Cawley, Gillespie & Associates in its report dated as of November 1, 1999, as updated and adjusted in a manner acceptable to Agent (the "Gillespie Price Method"); provided, however, with respect to Oil & Gas Reserves which are subject to either hedging or purchase contracts with fixed prices, the applicable contract price shall be utilized in determining the Valuation Amount. For purposes of calculating the Valuation Amount on the Effective Date, the Gillespie Price Method shall be utilized. In connection with subsequent determinations of the Valuation Amount, the Borrower shall utilize whichever of the foregoing methods Lender determines in its sole and absolute discretion is appropriate under the circumstances; provided; that, unless Lender gives ten days notice to the Borrower to the contrary, the SEC Method shall be presumed to be appropriate (subject to the above provision).

                  "Vehicles" means all trucks, automobiles, trailers and other vehicles covered by a certificate of title.

                  "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

                  "Weighted Average Life" means, as of the date of determination, with respect to any debt instrument, the quotient obtained by dividing (a) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such debt instrument multiplied by the amount of such principal payment by (b) the sum of all such principal payments.

                  1.2. UNIFORM COMMERCIAL CODE TERMS. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York shall have the meaning given therein unless otherwise defined herein.

                  1.3. CERTAIN MATTERS OF CONSTRUCTION. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any instruments or agreements to which Lender is a party, including, without limitation, references to any of the Ancillary Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

II. PAYMENTS.

                  2.1. TERM LOAN. On the terms and subject to the conditions contained in this Agreement, the Lender agrees that the Loans, as defined in the Original Agreement held by each of the Lenders shall after the Effective Date constitute a Term Loan to the Borrower, in the amount of $32,500,000. Any amounts under the Term Loan that are repaid may not be reborrowed. All amounts owed hereunder shall be paid in full no later than the maturity date of the Term Loan.

                  2.2. REPAYMENT OF PRINCIPAL. The principal of the Term Loan shall be payable annually in four equal consecutive annual payments in the amount of $5,000,000, commencing on the first anniversary of the Effective Date, with a final installment of the unpaid principal balance on the fifth anniversary of the Effective Date.

                  2.3. ACCELERATION; NOTE. The Term Loan shall be subject to acceleration upon the occurrence of an Event of Default under this Agreement, the Security Agreement or the Note or termination of this Agreement and shall be evidenced by and subject to the terms and conditions set forth in the secured promissory note attached hereto as Exhibit 2.3 executed in favor of the Lender.

                  2.4. MANNER OF PAYMENT.

         Except as expressly provided, herein, all payments to be made by Borrower on account of principal and interest shall be made without set-off or counterclaim and shall be made to Lender at the address set forth in Section
14.6 hereof or at such other address as the Lender may furnish to Borrower in writing, in each case on or prior to 1:00 p.m., New York time, in Dollars and in immediately available funds.

III. INTEREST AND FEES.

                  3.1. INTEREST. Borrower shall pay interest to Lender, at the rate of ten percent (10%) per annum on the outstanding principal balance of the Loan semi-annually commencing six (6) months after the Effective Date on the first day of each month. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Loan shall bear interest at the rate of twelve percent (12%) per annum on the outstanding principal balance of the Loan (the "Default Rate"), provided, however, upon the occurrence of an Event of Default described in Section 8.5, the Default Rate shall not be imposed until thirty (30) days from the occurrence of such Event of Default, assuming such Event of Default is continuing as of the end of such thirty (30) day period.

                  3.2. COMPUTATION OF INTEREST Interest hereunder shall be computed on the basis of a year of 365/6 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Interest Rate during such extension.

                  3.3. MAXIMUM CHARGES. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that Lender has received interest and other charges hereunder in excess of the highest rate permissible hereto, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

IV. REPRESENTATIONS AND WARRANTIES.

         Each of Borrower and the Guarantors represents and warrants as follows:

                  4.1. AUTHORITY. Borrower and each Guarantor has full power, authority and legal right to enter into this Agreement and the Ancillary Documents to which it is a party and to perform all Obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and of the Ancillary Documents (a) are within Borrower's and each Guarantor's corporate powers, have been duly authorized, are not in contravention of law or the terms of Borrower's or any Guarantor's by-laws, certificate of incorporation or other applicable documents relating to Borrower's or any Guarantor's formation or to the conduct of Borrower's or any Guarantor's business or of any material agreement or undertaking to which Borrower or any Guarantor is a party or by which Borrower or any Guarantor is bound, and (b) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Liens upon any asset of Borrower or any Guarantor under the provisions of any material agreement, charter document, instrument, by-law, or other instrument to which Borrower or any Guarantor is a party or by which it or its property may be bound.

                  4.2. FORMATION AND QUALIFICATION. Each of Borrower and each Guarantor is duly incorporated and in good standing under the laws of the state of its incorporation and is qualified to do business and is in good standing in every other state or jurisdiction in which qualification and good standing are necessary for Borrower and each Guarantor to conduct its business and own its property except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect. Borrower has delivered to Lender true and complete copies of its and each of its Guarantor's certificate of incorporation and by-laws and will promptly notify Lender of any amendment or changes thereto.

                  4.3. CORPORATE NAME. Neither Borrower nor any Guarantor has been known by any other corporate name in the past five years, nor has Borrower or any Guarantor been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

                  4.4. SECURITY INTERESTS. As of the Effective Date, Lender shall have a legal, valid and enforceable, first priority (subject to Permitted Liens) perfected security interest in all right, title and interest of each of Borrower and the guarantor in the "Collateral" described in the Security Documents. Pursuant to the terms of the Confirmation Order all liens granted hereunder shall, for all purposes, be valid, perfected, enforceable, non-avoidable and effective as of the date of the entry of the Confirmation Order without any further action by the Lender or by the Debtors and without the execution, filing or recordation of any financing statement, security agreement, mortgage or other document.

                  4.5. PLAN OF REORGANIZATION. As of the Effective Date, the Confirmation Order has been entered and has become a final order. All other conditions precedent to the confirmation and effectiveness of the Plan of Reorganization have been satisfied or waived and the Effective Date has occurred.

                  4.6. LOCATION OF BORROWER. Borrower's and each Guarantor's chief executive office is located at 1300 North Sam Houston Parkway East, Houston, Texas.

                  4.7. REPRESENTATIONS, WARRANTIES AND COVENANTS CONCERNING THE MORTGAGES. Borrower and the Guarantors hereby makes all of the additional representations, warranties and covenants set forth on Exhibit 4.7 of this Agreement.

V. AFFIRMATIVE COVENANTS.

                  5.1. PAYMENT OF OBLIGATIONS. Each of Borrower and the Guarantors shall duly and punctually pay or cause to be duly and punctually paid the principal of and interest on all of the Obligations, including each and every obligation owing under the Note as the same shall become due and payable under the Note and in accordance with the terms of this Agreement.

                  5.2. CORPORATE EXISTENCE. Each of Borrower and the Guarantors shall do or cause to be done all things necessary to preserve and keep in full force and effect their respective corporate existence in accordance with the respective organizational documents of each of them and the rights (charter and statutory) and corporate franchises of Borrower and each Guarantor; provided, however, that neither Borrower nor any Guarantor shall be required to preserve, with respect to itself, any right of franchise, and with respect to any of its Subsidiaries, any such existence, right or franchise, if (a) the Board of Directors of Borrower or such Guarantor shall determine that the preservation thereof is no longer desirable in the conduct of the business of Borrower or such Guarantor and (b) the loss thereof is not disadvantageous in any material respect to Lender.

                  5.3. PAYMENT OF TAXES AND OTHER CLAIMS. Each of Borrower and the Guarantors shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent all taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon Borrower or such Guarantor or any of their respective properties and assets; provided, however, that Borrower shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which disputed amounts adequate reserves have been established in accordance with GAAP and so long as such taxes (other than ad valorem and severance taxes), assessments or charges do not prime Lender's Lien on the Collateral.

                  5.4. MAINTENANCE OF PROPERTIES AND INSURANCE.

                           (a) Each of Borrower and the Guarantors shall cause
the properties used or useful to the conduct of their respective businesses to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in its reasonable judgment may be necessary, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

                           (b) Each of Borrower and the Guarantors shall
provide, or shall cause to be provided, for itself and each of its Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds that in its reasonable, good faith opinion, are adequate and appropriate for the conduct of its business and the business of such Subsidiaries in a prudent manner, with reputable insurers or with the government of the United States of America or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as is customary, in its reasonable, good faith opinion, and adequate and appropriate for the conduct of Borrower's and such Guarantor's business in a prudent manner for companies engaged in a similar business. In addition, all such insurance shall be payable to Lender as loss payee, as its interests may appear, under a "standard" or "Texas" loss payee clause. Without limiting the foregoing, each of Borrower and the Guarantors shall (i) keep all of its physical property insured with hazard insurance on an "all risks" basis, with broad form flood and earthquake coverages, with a full replacement cost endorsement and an "agreed amount" clause in an amount equal to 100% of the full replacement cost of such property, (ii) maintain all such workers' compensation or similar insurance as may be required by law, and (iii) maintain, in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims of bodily injury, death or property damage occurring on, in or about the properties of Borrower and the Guarantors.

                  All policies of insurance shall provide for at least ten days' prior written cancellation notice to Lender. In the event of failure by Borrower or any Guarantor to provide and maintain insurance as described herein; provided, however, Lender may, at its option, provide such insurance and charge the amount thereof to Borrower and/or either of the Guarantors. Borrower and the Guarantors shall furnish Lender with certificates of insurance and policies evidencing compliance with the foregoing insurance provision.

                           (c) Each of Borrower and the Guarantors shall
explore, develop and maintain (or cause to be explored, developed and maintained) the leases, wells, units and acreage to which the mineral interests pertain in a prudent manner, and as may be reasonably necessary for the prudent and economical operation of (and in an effort to maximize the production capacity of) such leases, wells, units and acreage in accordance with reasonable and customary industry standards for similar owners of mineral interests.

                           (d) Each of Borrower and the Guarantors shall act
prudently and in accordance with customary industry standards in managing or operating its assets, properties, business and investments. Borrower and each Guarantor will keep in good working order and condition, ordinary wear and tear excepted, all of its assets and properties which are necessary to the conduct of its business, including, without limitation, all wells and equipment necessary or useful in the operation of the Hydrocarbon Reserves.

                  5.5. COMPLIANCE WITH LAWS; VIOLATIONS. Each of Borrower and the Guarantors shall comply in all material respects at all times with all Laws applicable to the Collateral, and shall promptly notify Lender in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to Borrower or any Guarantor which could reasonably be expected to have a Material Adverse Effect.

                  5.6. EXECUTION OF SUPPLEMENTAL INSTRUMENTS. Each of Borrower and the Guarantors shall execute and deliver to Lender from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral (including, without limitation, any Liens), and such other instruments as Lender may request, in order that the full intent of this Agreement may be carried into effect.

                  5.7. PAYMENT OF DEBT. Each of Borrower and the Guarantors shall discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and each of Borrower and the Guarantors shall have provided for such reserves as Lender may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of Lender.

                  5.8. ENVIRONMENTAL MATTERS.

                           (a) Each of Borrower and the Guarantors shall ensure
and shall cause each of its Subsidiaries to ensure that the Real Property remains in compliance in all material respects with all applicable Environmental Laws.

                           (b) Each of Borrower and the Guarantors shall do all
things necessary to systematically assure and monitor continued compliance in all material respects with all applicable Environmental Laws, including periodic reviews of such compliance.

                           (c) In the event Borrower or any Guarantor, gives or
receives notice of any material release or threat of release of a reportable quantity of any Hazardous Substances on its Real Property (any such event being hereinafter referred to as a "Hazardous Discharge") or receives any notice of material violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions on its Real Property, demand letter or complaint, order, citation, or other written notice with regard to any material Hazardous Discharge or material violation of any Environmental Laws affecting its Real Property or its interest therein (any of the foregoing is referred to herein as an "Environmental Complaint") from any Governmental Body, then Borrower shall within five (5) Business Days, give written notice of same to Lender detailing facts and circumstances of which Borrower or such Guarantor is aware giving rise to the Hazardous Discharge or Environmental Complaint and periodically inform Lender of the status of the matter. Such information is to be provided to allow Lender to protect its security interest in the Collateral and is not intended to create nor shall it create any obligation upon Lender with respect thereto.

                           (d) Each of Borrower and the Guarantors shall respond
promptly to any Hazardous Discharge or Environmental Complaint applicable to it and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral to any claim or Lien other than a Permitted Lien.

                           (e) Each of Borrower and the Guarantors shall each
jointly and severally defend and indemnify Lender, its officers, directors, employees, agents and representatives and hold Lender, its officers, directors, employees, agents and representatives harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney's fees, suffered or incurred by Lender, its officers, directors, employees, agents and representatives under or on account of any violation by Borrower or any Guarantor of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder other than Permitted Liens, with respect to any Hazardous Discharge, the presence of any Hazardous Substances in violation of applicable Environmental Laws affecting Borrower's or such Guarantor's property, whether or not the same originates or emerges from Borrower's or such Guarantor's property or any contiguous real estate, including any loss of value of the Collateral as a result of the foregoing, except to the extent such loss, liability, damage and expense is directly attributable to any Hazardous Discharge resulting from actions on the part of Lender, its officers, directors, employees and agents. The obligations of Borrower and the Guarantors under this Section 5.8 shall arise upon the discovery of the presence of any Hazardous Substances in violation of applicable Environmental Laws on Borrower's or such Guarantor's property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. The obligation and the indemnifications hereunder shall survive the termination of this Agreement.

                           (f) For purposes of this Section 5.8, all references
to Real Property shall be deemed to include all right, title and interest in and to each of Borrower's and the Guarantors' owned and leased premises;

                  5.9. INSPECTIONS. At all times during normal business hours and upon reasonable notice (unless a Default or Event of Default has occurred or Lender reasonably suspects that a Default or Event of Default has occurred, in which event no prior notice shall be required), Lender shall have the right to
(a) visit and inspect each of Borrower's and the Guarantors' properties and the Collateral, (b) inspect, audit and make extracts from each of Borrower's and the Guarantors' relevant books and records, including, but not limited to, management letters prepared by independent accountants, and (c) discuss with each of the Borrower's and the Guarantors' principal officers and independent accountants, the business, assets, liabilities, financial condition, results of operations and business prospects of Borrower.

VI. NEGATIVE COVENANTS

                  6.1. MERGERS, CONSOLIDATIONS AND OTHER FUNDAMENTAL CHANGES.

                           (a) Each of Borrower and the Guarantors hereby agree
that none of Borrower or any Guarantor shall, or permit any of its Subsidiaries to, consolidate with or merge with or into any other Person, or, directly or indirectly, sell, lease, assign, transfer or convey all or substantially all of its assets (computed on a consolidated basis), to another Person or group of Persons acting in concert, whether in a single transaction or through a series of related transactions, until satisfaction in full of the Obligations and termination of this Agreement, unless:

                                    (i) either (x) Borrower or such Guarantor,
as the case may be, shall be the continuing Person, or (y) the Person (if other than Borrower) formed by such consolidation or into which Borrower or such Guarantor, as the case may be, is merged or to which all or substantially all of the properties and assets of Borrower or such Guarantor, as the case may be, are transferred as an entirety or substantially as an entirety (Borrower or such Guarantor, as the case may be, or such other Person being hereinafter referred to as the "Surviving Person") shall be a corporation or partnership organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, and shall expressly assume, by a joinder agreement supplemental hereto and any supplements to any Security Documents as Lender in its sole discretion may require, executed and delivered to Lender on or prior to the consummation of such transaction, in form satisfactory to Lender, all the obligations of the Borrower or such Guarantor, as the case may be, under this Agreement and the Ancillary Documents and shall execute such Security Documents as may be necessary to maintain the Lien of Lender on the Collateral of the Surviving Person;

                                    (ii) no Default or Event of Default shall
exist or shall occur immediately after giving effect to such transaction;

                                    (iii) immediately after giving effect to
such transaction, on a pro forma basis, (x) the Net Worth of the Surviving Person is at least equal to the Net Worth of such predecessor or transferring entity immediately prior to such transaction, and (y) the Surviving Person immediately after giving effect on a pro forma basis to the Consolidated Fixed Charges of the Surviving Person, (A) the Consolidated Fixed Charge Coverage Ratio of the Surviving Person for the Reference Period is greater than 2.5 to 1, and (B) the Surviving Person's Adjusted Consolidated Tangible Assets are equal to or greater than 150% of the total consolidated principal amount or accreted value, as the case may be, of Debt of the Surviving Person; and

                                    (iv) borrower and the Guarantors have
delivered to Lender an Officers' Certificates and an Opinion of Counsel, each stating that such consolidation, merger, assignment, or transfer and such supplemental agreements comply with this Section 6.1(a) and that all conditions precedent herein provided relating to such transaction have been satisfied.

For purposes of this Section 6.1(a), the Consolidated Fixed Charge Coverage Ratio shall be determined on a pro forma consolidated basis (giving effect to such transaction) for the four fiscal quarters immediately preceding such transaction.

                           (b) For purposes of Section 6.1(a), the sale, lease,
conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Borrower or any Guarantor, which properties and assets, if held by Borrower or such Guarantor instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower or such Guarantor, on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Borrower and such Guarantor.

                           (c) Notwithstanding anything contained in the
foregoing to the contrary, any Subsidiary of Borrower or any Guarantor with a Net Worth greater than zero may merge into Borrower or any Guarantor (or a wholly owned Subsidiary of Borrower or any Guarantor) at any time, provided, however, that Borrower shall have delivered to Lender an Officers' Certificate stating that such Subsidiary has a Net Worth greater than zero and such merger does not result in a Default or an Event of Default hereunder.

                           (d) Upon any consolidation or merger, or any transfer
of assets in accordance with Section 6.1(a), the Surviving Person formed by such consolidation or into which Borrower or any Guarantor is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Borrower or any Guarantor under this Agreement, the Security Documents and the other Ancillary Documents with the same effect as if such Surviving Person had been named as Borrower or a Guarantor herein. When a Surviving Person duly assumes all of the obligations of Borrower pursuant hereto, the predecessor shall be released from such obligations.

                  6.2. ASSET SALES

                           (a) Each of Borrower and the Guarantors hereby agree
that Borrower and the Guarantors shall not permit any of its Subsidiaries, until satisfaction in full of the Obligations and termination of this Agreement, to consummate an Asset Sale unless (x) with respect to Asset Sales by any Guarantor an amount equal to the Net Cash Proceeds therefrom is (A) applied to repay the Obligations in such order as Lender may determine, (B) used to make cash payments in the ordinary course of business and consistent with past practices that are not otherwise prohibited by this Agreement, provided, however, that the aggregate amount so used pursuant to this clause (B) from and after the Effective Date does not exceed $2 million (without duplication of amounts used for Capital Expenditures in accordance with clause (C) of this Section 6.2 below), or (C) used for Capital Expenditures in a Related Business within 180 days after the date of such Asset Sale or used to reimburse Borrower and its Subsidiaries for Capital Expenditures made prior to such Asset Sale, or (y) with respect to proposed Asset Sales by Borrower resulting in Net Cash Proceeds which, when aggregated with the Net Cash Proceeds of all other Asset Sales in the same fiscal year (other than Asset Sales to which Lender has consented hereunder) exceeds $3 million in such fiscal year, such Asset Sale shall not be consummated unless Lender shall have given its prior written consent and Borrower shall deposit with Lender an amount equal to the amount of such Net Cash Proceeds in excess of $1,000,000, to be held as cash collateral for the Obligations. Absent the existence of an Event of Default, Lender shall release such cash collateral in an amount (i) which Borrower certifies to Lender was previously expended by Borrower for Capital Expenditures by Borrower prior to such Asset Sale and such expended amount has not been previously reimbursed to Borrower, or (ii) which represents the imminent expenditure of funds by Borrower for Capital Expenditures in a Related Business within 180 days after the date of such Asset Sale upon the receipt by Lender of proof reasonably satisfactory to Lender of such imminent expenditure of funds.

                           (b) Notwithstanding the foregoing limitations on
Asset Sales and restrictions on and requirements for the use of Net Cash Proceeds therefrom, Borrower and Guarantors, as the case may be, may at any time and from time to time, but subject to Subsection 6.2(c) below, effect any of the following transactions, and the Net Cash Proceeds, if any, realized from any of the following transactions shall not be subject to the application requirements of Section 6.2(a):

                                    (i) Borrower and Guarantors may engage in
                           Asset Sales incident to and resulting from a transaction expressly permitted under Section 6.1;

                                    (ii) Borrower and Guarantors may sell,
                           assign, lease, license, transfer, abandon or otherwise dispose of (a) damaged, worn out, unserviceable or other obsolete property in the ordinary course of business, or (b) other property no longer necessary for the proper conduct of their business;

                                    (iii) Borrower and Guarantors may convey,
                           sell, transfer or otherwise dispose of Hydrocarbons or other mineral products in the ordinary course of business; and

                                    (iv) Borrower and Guarantors may convey,
                           sell, transfer or otherwise dispose of Drilling Production Payments and interests related to Drilling Programs; provided, however, that an amount equal to the Net Cash Proceeds of each such conveyance, sale, transfer or other disposition shall be used for Capital Expenditures (including without limitation the reimbursement of Borrower and Guarantors for Capital Expenditures already made) or to repay the Obligations.

                           (c) Notwithstanding anything to the contrary
contained in this Section 6.2, Borrower shall not effect the consummation of, and shall not permit GB Pipeline or GB Processing, as the case may be, to consummate a GB Facility Asset Sale unless an amount equal to the Net GB Financing Proceeds resulting therefrom is (i) distributed by GB Pipeline or GB Processing, as the case may be, to Borrower and used by Borrower for Capital Expenditures in a Related Business of Borrower, each within 180 days after the date of consummation of such GB Facility Asset Sale, or (ii) to the extent not used in accordance with clause (i) preceding with 180 days after the date of consummation of such GB Facility Asset Sale, applied by Borrower to repay the Obligations.

                  6.3. LIMITATION ON INCURRENCE OF ADDITIONAL DEBT. Except as set forth in this Section 6.3, from and after the Effective Date, each of Borrower and the Guarantors hereby agree that none of Borrower nor any Guarantor shall or shall permit any of its Subsidiaries, until satisfaction in full of the Obligations and termination of this Agreement, to directly or indirectly, create, incur, assume, guarantee, or otherwise become liable for, contingently or otherwise (to "Incur" or, as appropriate, an "Incurrence"), any Debt, except:

                           (a) the Obligations and the Guaranty;

                           (b) Debt in an aggregate principal amount outstanding
not to exceed at any one time $5 million;

                           (c) Subordinated Debt of Borrower solely to any
wholly owned Subsidiary of Borrower, or Debt of any wholly owned Subsidiary of Borrower solely to Borrower or to any wholly owned Subsidiary of Borrower; provided, however, that if any Subsidiary holding such Debt, for any reason, is no longer deemed a Subsidiary of Borrower, any outstanding Debt incurred by Borrower or another Subsidiary pursuant to this Section 6.3 (c) shall constitute a new incurrence of Debt and be subject to the restrictions of Section 6.3.

                           (d) Debt of Borrower or any Guarantor secured by a
Permitted Lien that meets the requirements of clause (c), (d), or (e) of the definition of "Permitted Liens" set forth in Section 1.1;

                           (e) (1) any guaranty of Debt permitted by clauses
(a), (b), (c), or (j) hereof, which guaranty shall not be included in the determination of the amount of Debt which may be incurred pursuant to (a), (b),
(c), or (i) hereof, or (2) any guarantee by Borrower of the obligations of any wholly owned Subsidiary of Borrower to the extent such obligations so guaranteed
(A) do not constitute Debt (unless and only to the extent such Debt is otherwise permitted under this Section 6.3) and (B) except to the extent such obligations constitute Debt otherwise permitted under this Section 6.3, such obligations are of the type customarily Incurred by such wholly owned Subsidiary in favor of third parties in the ordinary course of conducting its Related Business;

                           (f) Borrower and any Guarantor may incur Debt as an
extension, renewal, replacement, or refunding of (i) any item of the Debt permitted to be incurred by Section 6.3(j), (ii) Debt existing on the Effective Date that is secured by assets of GB Pipeline, up to a maximum principal amount of such Debt so extended, renewed, replaced or refunded under this Section 6.3(f) not to exceed $5 million, (iii) Debt existing on the Effective Date (other than this Agreement) that is secured by assets of GB Processing, up to a maximum principal amount of such Debt so extended, renewed, replaced or refunded under this Section 6.3(f) not to exceed $5 million or (iv) the Debt permitted to be incurred by this Section 6.3(f) (each such item of Debt is referred to as "Refinancing Debt"), provided, however, that (1) the maximum principal amount of each item of Refinancing Debt (or, if such item of Refinancing Debt is issued with original issue discount, the original issue price of such item of Refinancing Debt) permitted under this clause (f) may not exceed the lesser of
(x) the principal amount of the item of Debt being extended, renewed, replaced, or refunded plus reasonable financing fees and other associated reasonable out-of-pocket expenses including consent payments, premium, if any, and related fees, in each case other than those paid to an Affiliate (collectively, "Refinancing Fees"), or (y) if such item of Debt being extended, renewed, replaced, or refunded was issued at an original issue discount, the original issue price, plus amortization of the original issue discount as of the time of the Incurrence of such item of Refinancing Debt plus Refinancing Fees, (2) each item of Refinancing Debt has a Weighted Average Life and a final maturity that is equal to or greater than the related Debt being extended, renewed, replaced, or refunded at the time of such extension, renewal, replacement, or refunding, and (3) each item of Refinancing Debt shall rank with respect to the Obligations to an extent no less favorable in respect thereof to Lender than the related Debt being refinanced;

                           (g) Debt represented by trade payables or accrued
expenses, in each case incurred on normal, customary terms in the ordinary course of business, not overdue for a period of more than 45 days (or, if overdue for a period of more than 45 days, being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto being maintained on the books of Borrower or any Guarantor in accordance with GAAP) and not constituting any amounts due to banks or other financial institutions;

                           (h) Debt of Borrower or any Guarantor to holders of
Allowed Priority Tax Claims under the Plan of Reorganization, to holders of Allowed Claims in classes 3,4,5 or 6 under the Plan of Reorganization or under surety bonds, letters of credit or reimbursement obligations related to or constituting collateral securing Borrower's or any Guarantor's obligations thereunder;

                           (i) letters of credit and reimbursement obligations
relating thereto to the extent collateralized by cash or Cash Equivalents;

                           (j) Debt outstanding on the date hereof;

                           (k) Debt in respect of Drilling Production Payments
not to exceed the limitation set forth in Section 7.4 of this Agreement.

                  Debt incurred by any Person that is not a Subsidiary of Borrower, which Debt is outstanding at the time such Person becomes a Subsidiary of, or is merged into, or consolidated with Borrower or one of its Subsidiaries, as the case may be, shall be deemed to have been incurred, as the case may be, at the time such Person becomes a Subsidiary of, or is merged into, or consolidated with Borrower or one of its Subsidiaries.

                  Notwithstanding anything to the contrary contained in this
Section 6.3 or in Section 6.4, Borrower shall not effect the consummation of, and shall not permit GB Pipeline or GB Processing, as the case may be, to consummate, a GB Facility Financing unless (A) concurrently with the consummation of such GB Facility Financing Borrower shall cause a duly executed and acknowledged GB Consent and Subordination Agreement to be delivered to Lender and (B) an amount equal to the Net GB Financing Proceeds resulting therefrom is (i) used by GB Pipeline or GB Processing, as the case may be, for Capital Expenditures in a Related Business of such Person within 180 days after the date of consummation of such GB Facility Financing, (ii) distributed by GB Pipeline or GB Processing, as the case may be, to Borrower and used by Borrower for Capital Expenditures in a Related Business of such Borrower, each within 180 days after the date of consummation of such GB Facility Financing, (iii) used, in part, as contemplated in the preceding clause (i), and used, in part, as contemplated in the preceding clause (ii), or (iv) to the extent not used in accordance with clause (i), (ii) or (iii) preceding within 180 days after the date of consummation of such GB Facility Financing, distributed by GB Pipeline or GB Processing, as the case may be, to Borrower and, on the 181st day after the date of consummation of such GB Facility Financing, such amount, if any, distributed to Borrower pursuant to this clause (iv) shall be deemed to be included within the Net Cash Proceeds subject to application pursuant to Section 6.2(a)(x)(A).

                  For the purpose of determining compliance with this Section 6.3, (A) if an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, Borrower, Guarantors or the Subsidiary in question shall have the right to determine in its sole discretion the category to which such Debt applies and shall not be required to include the amount and type of such Debt in more than one of such categories and may elect to apportion such item of Debt between or among any two or more of such categories otherwise applicable, and (B) the amount of any Debt which does not pay interest in cash or which was issued at a discount to face value shall be deemed to be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

                  6.4. CREATION OF LIENS. Each of Borrower and the Guarantors hereby agree that none of Borrower nor any Guarantor shall or permit any of its Subsidiaries, until satisfaction in full of the Obligations and termination of this Agreement, to create or suffer to exist any Lien upon or against any of its property or assets now owned or hereafter acquired, except Permitted Liens. For the purpose of determining compliance with this Section 6.4, if a Lien meets the criteria of more than one of the types of Permitted Liens, Borrower, Guarantors or the Subsidiary in question shall have the right to determine in its sole discretion the category of Permitted Lien to which such Lien applies, shall not be required to include such Lien in more than one of such categories, and may elect to apportion such Lien between or among any two or more categories otherwise applicable.

                  6.5. LIMITATION ON INVESTMENTS, LOANS AND ADVANCES. Each of Borrower and the Guarantors hereby agree that none of Borrower nor any Guarantor shall, or permit any of its Subsidiaries, until satisfaction in full of the Obligations and termination of this Agreement, to make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, note, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except pursuant to a Permitted Investment.

                  6.6. LIMITATION ON RESTRICTED PAYMENTS. Each of Borrower and the Guarantors hereby agree that none of Borrower nor any Guarantor shall, or permit any of its Subsidiaries, until satisfaction in full of the Obligations and termination of this Agreement, to directly or indirectly make any Restricted Payment.

                  6.7. NATURE OF BUSINESS. Each of Borrower and the Guarantors hereby agree that none of Borrower nor any Guarantor shall, or permit any of its Subsidiaries, until satisfaction in full of the Obligations and termination of this Agreement, to directly or indirectly engage to any substantial extent in any line or lines of business activity other than a Related Business or such other business activities as are reasonably related or incidental thereto.

                  6.8. SUBSIDIARIES. Each of Borrower and the Guarantors hereby agree that none of Borrower nor any Guarantor shall, or permit any of its Subsidiaries, until satisfaction in full of the Obligations and termination of this Agreement, to form any Material Subsidiary unless such Material Subsidiary executes and delivers a joinder to this Agreement joining this Agreement as a Guarantor and such other documents and instruments deemed appropriate by Lender with respect to such Subsidiary promptly following such formation or acquisition.

                  6.9. FISCAL YEAR AND ACCOUNTING CHANGES. Each of Borrower and the Guarantors hereby agree that none of Borrower nor any Guarantor shall, or permit any of its Subsidiaries, until satisfaction in full of the Obligations and termination of this Agreement: to change its fiscal year from January 31 or make any significant change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law; provided, however, that Borrower may change its tax year to conform to its fiscal year.

                  6.10. AMENDMENT OF ARTICLES OF INCORPORATION, BY-LAWS. Each of Borrower and the Guarantors hereby agree that none of Borrower nor any Guarantor shall, or shall permit any of its Subsidiaries, until satisfaction in full of the Obligations and termination of this Agreement, to amend or modify any material term or provision of its Articles of Incorporation or By-Laws unless required by law.

                  6.11. CHANGES RELATING TO SUBORDINATED DEBT. Each of Borrower and the Guarantors hereby agree that none of Borrower nor any Guarantor shall, or permit any of its Subsidiaries, until satisfaction in full of the Obligations and termination of this Agreement, to amend the terms of any Subordinated Debt if the effect of such amendment is to: (a) increase the interest rate on such Debt; (b) shorten the maturity of such Subordinated Debt; (c) change any event of default or add any covenant with respect to such Debt; (d) change the payment provisions of such Debt; (e) change the subordination provisions thereof; or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Debt in a manner adverse to Borrower or Lender.

VII. FINANCIAL COVENANTS.

         Until payment of the Obligations and termination of this Agreement, Borrower agrees that:

                  7.1. PV10 VALUATION. The PV 10 of the Borrower and the Guarantos, net of any assets subject to liens senior to the liens granted to Lender pursuant to this Agreement, shall not be less than two hundred (200%) percent of the outstanding Obligations under this Agreement and the Note (at the end of any calendar quarter); provided however, that if such amount falls below 200% of the such outstanding Obligations, the Borrower shall, within five (5) days, reduce the outstanding Obligations under this Agreement and the Note by the amount necessary to remain in compliance herewith. Any reduction in the amount of the outstanding Obligations pursuant to this provision shall be a permanent reduction.

VIII. EVENTS OF DEFAULT.

         The occurrence of any one or more of the following events shall constitute an Event of Default:

                  8.1. PAYMENT OF PRINCIPAL OR INTEREST. Failure by Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein or in any Ancillary Document when due;

                  8.2. MISLEADING REPRESENTATION OR WARRANTY. Any representation or warranty made or deemed made by Borrower in this Agreement or any Ancillary Document or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

                  8.3. OBSERVING ARTICLE VII COVENANTS. Failure by Borrower to perform, keep or observe any term or covenant contained in Article VII of this Agreement, without Lender's prior written consent.

                  8.4. ATTACHMENT AGAINST PROPERTY. Issuance of a notice of Lien, levy, assessment, injunction or attachment against Borrower's, any Subsidiary's or any Guarantor's property having an aggregate value in excess of $250,000 which is not stayed or lifted within thirty (30) days;

                  8.5. OBSERVING AGREEMENT COVENANTS. Failure or neglect of Borrower to perform, keep or observe any term, provision, condition or covenant contained in (a) this Agreement or any Ancillary Document (other than any provision in this Article VIII) if the same shall remain unremedied for thirty
(30) days or more after written notice from Lender to Borrower of any such failure and (b) Article VIII of this Agreement if the same shall remain unremedied for ten (10) days or more after the occurrence thereof;

                  8.6. JUDGMENTS. Any judgment is rendered or judgment liens filed against Borrower, any Subsidiary or any Guarantor for an amount in excess of $250,000 which within thirty (30) days of such rendering or filing is not either satisfied, stayed or discharged of record;

                  8.7. INSOLVENCY OF BORROWER. Borrower shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) make a general assignment for the benefit of creditors, (c) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (d) be adjudicated a bankrupt or insolvent, (e) file a petition seeking to take advantage of any other law providing for the relief of debtors, (f) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (g) take any action for the purpose of effecting any of the foregoing;

                  8.8. INABILITY TO PAY DEBTS. Borrower shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

                  8.9. INSOLVENCY OF SUBSIDIARY OR GUARANTOR. Any Material Subsidiary of Borrower, or any Guarantor, shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (c) make a general assignment for the benefit of creditors,
(c) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

                  8.10. CHANGE IN BORROWER'S CONDITION. Any change in Borrower's condition or affairs (financial or otherwise) which in Lender's opinion materially impairs the Collateral or the ability of Borrower to perform its Obligations under this Agreement;

                  8.11. LIENS. Any Lien created hereunder or provided for hereby or under any related agreement, with respect Collateral having a value of $50,000 or greater, for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (other than Permitted Liens);

                  8.12. DEFAULT UNDER ANCILLARY DOCUMENT. A default or event of default has occurred and been declared and continuing under any Ancillary Document which default shall not have been cured or waived within any applicable grace period;

                  8.13. PAYMENT DEFAULT. A default by Borrower or any Subsidiary or Guarantor in the payment, when due (after any applicable grace period or extension for the payment thereof) of any principal of or interest on any Debt having a principal amount, individually or in the aggregate, in excess of $50,000, except so long as the requisite holder or holders of such Debt shall have waived such default;

                  8.14. MATERIAL ADVERSE EFFECT. A default of the obligations of Borrower or any Guarantor under any other agreement to which it is a party shall occur which may reasonably be expected to have a Material Adverse Effect and which default is not cured within any applicable grace period;

                  8.15. MATERIAL PROVISION Any material provision of this Agreement shall, for any reason, cease to be valid and binding on any of Borrower or the Guarantors, or Borrower or any of the Guarantors shall so claim in writing to Lender;

                  8.16. MODIFICATION TO INTELLECTUAL PROPERTY OR AGREEMENTS. If
(a) any Governmental Body shall (i) revoke, terminate, suspend or adversely modify any license, permit, patent, trademark or tradename of Borrower or any of the Guarantors, the continuation of which is material to the continuation of Borrower's or any of the Guarantors' business, or (ii) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (iii) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of Borrower's or any of the Guarantors' business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; (b) any agreement, which is necessary or material to the operation of Borrower's or any of the Guarantors' business, shall be revoked or terminated and not replaced by a substitute acceptable to Lender within thirty
(30) days after the date of such revocation or termination, and such revocation or termination and non-replacement could have a Material Adverse Effect;

                  8.17. COLLATERAL SEIZURE. Any portion of the Collateral shall be seized or taken by a Governmental Body;

                  8.18. GUARANTOR DEFAULT. If any Guarantor defaults in the payment of any of its payment obligations under the Guaranty and such default shall continue for a period of ten (10) days hereunder or under the Guaranty or if any proceeding shall be brought by Borrower or any Guarantor to challenge the validity, binding effect of this Agreement or the Guaranty, or should this Agreement or the Guaranty cease to be a valid, binding and enforceable obligation of a Guarantor.

                  8.19. NYMEX GAS CLOSING PRICE. If the average NYMEX closing market price of gas per MMBtu drops below $3.00 in any month, unless the PV10 attributable to proven developed producing wells of the Borrower and the Guarantors (excluding any PV10 attributable to wells subject to Production Payments) is at least 200% of the outstanding Obligations.

IX. LENDER'S RIGHTS AND REMEDIES AFTER DEFAULT.

                  9.1. RIGHTS AND REMEDIES. Upon the occurrence of (a) an Event of Default pursuant to Section 8.7, all Obligations shall be immediately due and payable and this Agreement, and (b) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Lender, all Obligations shall be immediately due and payable and Lender shall have the right to terminate this Agreement. Upon the occurrence of any Event of Default, Lender shall have the right to exercise any and all other rights and remedies provided for herein, under the Uniform Commercial Code and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Lender may enter any of Borrower's and the Guarantors' premises or other premises without legal process and without incurring liability to Borrower or any Guarantor therefor, and Lender may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Lender may deem advisable. With or without having the Collateral at the time or place of sale, Lender may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Lender may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender shall give Borrower and the Guarantors reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrower and the Guarantors at least five (5) days prior to such sale or sales is reasonable notification. At any public sale Lender may bid for and become the purchaser, and Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by Borrower and the Guarantors. In connection with the exercise of the foregoing remedies, Lender is granted permission, without charge, to use all of the trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights of each of Borrower and the Guarantors, which are used in connection with the Collateral for the purpose of disposing of such Inventory and Equipment for the purpose of completing the manufacture of such Collateral. The proceeds realized from the sale of any Collateral shall be applied in accordance with
Section 9.5 hereof. If any deficiency shall arise, Borrower and the Guarantors shall remain liable to Lender therefor.

                  9.2. LENDER'S DISCRETION. Lender shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Lender may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Lender's or Lender' rights hereunder.

                  9.3. SETOFF. In addition to any other rights which Lender may have under applicable law, upon the occurrence of an Event of Default hereunder, Lender shall have a right to apply any of the property of Borrower or any Guarantor that is held by Lender to reduce the Obligations.

                  9.4. RIGHTS AND REMEDIES NOT EXCLUSIVE. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

                  9.5. ALLOCATION OF PAYMENTS AFTER EVENT OF DEFAULT. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Lender on account of the Obligations or any other amounts outstanding under any of the Ancillary Documents or in respect of the Collateral may, at Lender's discretion, be paid over or delivered as follows:

                                    FIRST: to the payment of all reasonable
                           out-of-pocket costs and expenses (including without limitation, reasonable attorneys' fees) of Lender in connection with enforcing the rights of Lender under this Agreement and the Ancillary Documents and any protective advances made by Lender with respect to the Collateral under or pursuant to the terms of this Document;

                                    SECOND: to the payment of all of the
                           Obligations consisting of accrued interest;

                                    THIRD: to the payment of the outstanding
                           principal amount of the Obligations;

                                    FOURTH: to the payment of all other
                           Obligations and other obligations which shall have become due and payable under the Ancillary Documents or otherwise and not repaid pursuant to clauses "FIRST", "SECOND" and "THIRD" above;

                                    FIFTH: to the payment of the surplus, if
                           any, to whoever may be lawfully entitled to receive such surplus.

                  In carrying out the foregoing, amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category.

X. WAIVERS AND JUDICIAL PROCEEDINGS.

                  10.1. WAIVER OF NOTICE. Borrower and each Guarantor hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

                  10.2. DELAY. No delay or omission on Lender's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

                  10.3. JURY WAIVER. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XI. EFFECTIVE DATE AND TERMINATION.

                  11.1. TERM. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each of Borrower, each Guarantor (except for any successor or assign of a Guarantor in connection with a transaction as a result of which the relevant Guaranty will be released or terminated pursuant to the terms of this Agreement), and Lender, shall become effective on the date hereof and shall continue in full force and effect until the last day of the Term unless sooner terminated as herein provided.

                  11.2. TERMINATION. The termination of the Agreement shall not affect any of the rights of Borrower, any Guarantor or Lender's, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The Liens and rights granted to Lender hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower's Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of Borrower and the Guarantors have been paid or performed in full after the termination of this Agreement or Borrower or any Guarantor has furnished Lender with an indemnification satisfactory to Lender with respect thereto. Accordingly, Borrower and each Guarantor waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Lender shall not be required to send such termination statements to

Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid or performed in full.

XII. RELEASE OF COLLATERAL.

                  12.1. DISPOSITION OF CERTAIN COLLATERAL WITHOUT REQUESTING RELEASE. Borrower or its Subsidiaries may, so long as an Event of Default shall not have occurred and be continuing or would exist after giving effect thereto and without requesting or receiving the consent of Lender (a) make cash payments (including repayments of Debt permitted to be incurred hereby) that are not otherwise prohibited by this Agreement, and (b) dispose of property in a transaction permitted by Section 6.2(b).

                  12.2. REQUESTING RELEASE OF COLLATERAL.

                      (a) Upon receipt of Borrower's request to release Collateral (a "Release Request"), Lender shall execute and deliver, any instruments deemed by Borrower to be reasonably necessary or reasonably appropriate to release all or a part of the Collateral from the security interests of Lender, if the provisions of this Section 12.2 have been complied with. Any such Release Request shall request Lender to execute one or more specifically described release instruments (which release instruments shall accompany such Release Request) and shall certify (i) that no Event of Default has occurred and is continuing (or with respect to a Release Request relating to any of the Security Documents, that no event of default has occurred and is continuing or would exist after giving effect thereto under the applicable Security Document), and (ii) that one of the conditions of this Section 12.2 set forth below (specifying such condition) has been fulfilled, and if such specified condition is described in clause (i) below, that the conditions of
Section 12.1, if applicable, have been, or simultaneously with or immediately following the release will be, fulfilled:

                      (1) the Collateral will be disposed of in compliance with
                  Section 12.1;

                      (2) the Net Proceeds from the Collateral will be
                  immediately released to Lender to repay the Obligations;

                      (3) the Collateral is to be released in connection with an
                  Asset Sale made in compliance with Section 6.2; all of the conditions precedent to the termination of the Security Document under which the Lien in the Collateral to be released was created, or to the release of such Collateral from the Lien created by such Security Document, as set forth in such Security Document, have been satisfied;

                      (4) the Collateral to be released secures, or will secure
                  upon release, debt or other obligations that constitute First Lien Debt; or

                      (5) the release of the Collateral to be released is
                  required pursuant to, or is required in order to effect compliance with, the Plan or a Plan Order.

                      (b) At the request of Borrower (or with respect to releases under the Security Documents, the grantor of the security interest thereunder), Lender shall, in lieu of releasing any Collateral pursuant to this
Section 12.2, execute and deliver a Subordination Agreement with respect to such Collateral in form and substance acceptable to Lender.

XIII. GUARANTY.

                  13.1. GUARANTY. Each Guarantor jointly and severally assumes and unconditionally guaranties to Lender the prompt payment when due (whether by acceleration or otherwise) of all present and future Obligations, and irrespective of the genuineness, validity, regularity or enforceability of such Obligations, or of any instrument evidencing any of the Obligations or of any collateral therefor or of the existence or extent of such collateral, and irrespective of the allowability, allowance or disallowance of any or all of the Obligations in any case commenced by or against Borrower under Title 11, United States Code, including, without limitation, post-petition interest, fees, costs and charges that would have accrued or been added to the Obligations but for the commencement of such case.

                  13.2. NO IMPAIRMENT. Lender may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of any Guarantor, extend the time of payment of, exchange or surrender any collateral for, renew or extend any of the Obligations or increase or decrease the interest rate thereon, and may also make any agreement with Borrower or with any other party to or person liable on any of the Obligations, or interested therein, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any Ancillary Documents, or make any election of rights Lender may deem desirable under the United States Bankruptcy Code, as amended, or any other federal or state bankruptcy, reorganization, moratorium or insolvency law relating to or affecting the enforcement of creditors' rights generally (any of the foregoing, an "Insolvency Law") without in any way impairing or affecting the obligations of Guarantors hereunder. The obligations of Guarantors hereunder shall be effective regardless of the subsequent incorporation, merger or consolidation of Borrower, or any change in the composition, nature, personnel or location of Borrower and shall extend to any successor entity to Borrower, including a debtor in possession or the like under any Insolvency Law.

                  13.3. GUARANTY ABSOLUTE. Each Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of this Agreement and/or any other document, instrument or agreement creating or evidencing the Obligations, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Borrower with respect thereto. Each Guarantor hereby knowingly accepts the full range of risk encompassed within a contract of "continuing guaranty" which risk includes the possibility that Borrower will contract additional indebtedness for which such Guarantor may be liable hereunder after Borrower's financial condition or ability to pay its lawful debts when they fall due has deteriorated, whether or not Borrower has properly authorized incurring such additional indebtedness. Each Guarantor acknowledges that (a) no oral representations, including any representations to extend credit or provide other financial accommodations to Borrower, have been made by Lender to induce such Guarantor to enter into this Agreement and (b) any extension of credit to Borrower shall be governed solely by the provisions of this Loan Agreement and the Ancillary Documents. The liability of each Guarantor under this Agreement shall be absolute and unconditional, in accordance with its terms, and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation: (i) any waiver, indulgence, renewal, extension, amendment or modification of or addition, consent or supplement to or deletion from or any other action or inaction under or in respect of this Agreement and the Ancillary Documents or any other instruments or agreements relating to the Obligations or any assignment or transfer of any thereof; (ii) any lack of validity or enforceability of any of this Agreement, the Ancillary Documents or any assignment or transfer of any thereof; (iii) any furnishing of any additional security to Lender or its assignees or any acceptance thereof or any release of any security by Lender or its assignees; (iv) any limitation on any party's liability or obligation under this Agreement, the Ancillary Documents or any other documents, instruments or agreements relating to the Obligations or any assignment or transfer of any thereof or any invalidity or unenforceability, in whole or in part, of any such document, instrument or agreement or any term thereof; (v) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to Borrower or any Guarantor, or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding, whether or not the undersigned shall have notice or knowledge of any of the foregoing; (vi) any exchange, release or nonperfection of any Collateral, or any release, or amendment or waiver of or consent to departure from any guaranty or security, for all or any of the Obligations; or (viii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor. Any amounts due from any Guarantor to Lender shall bear interest until such amounts are paid in full at the highest rate then applicable to the Obligations.

                  13.4. WAIVERS

                           (a) . This is a guaranty of payment and not of
collection. Lender shall be under no obligation to institute suit, exercise rights or remedies or take any other action against Borrower or any other person liable with respect to any of the Obligations or resort to any collateral security held by it to secure any of the Obligations as a condition precedent to any Guarantor being obligated to perform as agreed herein and each Guarantor hereby waives any and all rights which it may have by statute or otherwise which would require Lender to do any of the foregoing. Each Guarantor further consents and agrees that Lender shall not be under any obligation to marshal any assets in favor of any Guarantor, or against or in payment of any or all of the Obligations. Each Guarantor hereby waives all rights of suretyship. Each Guarantor hereby waives any rights to interpose any defense, counterclaim or offset of any nature and description which it may have or which may exist between and among Lender, Borrower and/or any Guarantor with respect to any Guarantor's obligations hereunder, or which Borrower may assert on the underlying debt, including but not limited to failure of consideration, breach of warranty, fraud, payment (other than cash payment in full of the Obligations), statute of frauds, bankruptcy, infancy, statute of limitations, accord and satisfaction, and usury.

                           (b) Each Guarantor further waives (i) notice of the
acceptance of this Agreement, of the making of any such loans or extensions of credit, and of all notices and demands of any kind to which such Guarantor may be entitled, including, without limitation, notice of adverse change in Borrower's financial condition or of any other fact which might materially increase the risk of any Guarantor and (ii) presentment to or demand of payment from anyone whomsoever liable upon any of the Obligations, protest, notices of presentment, non-payment or protest and notice of any sale of collateral security or any default of any sort.

                  13.5. PAYMENTS FROM GUARANTOR. Lender, with or without notice to any Guarantor, may apply on account of the Obligations any payment from any Guarantor or any other guarantor, or amounts realized from any security for the Obligations.

                  13.6. NO TERMINATION. This is a continuing irrevocable guaranty and shall remain in full force and effect and be binding upon each Guarantor and each Guarantor's successors and assigns, until all of the Obligations have been paid in full and this Agreement has been terminated. If any of the present or future Obligations are guaranteed by Persons in addition to Guarantors, the death, release or discharge in whole or in part or the bankruptcy, merger, consolidation, incorporation, liquidation or dissolution of one or more of them shall not discharge or affect the liabilities of any Guarantor hereunder.

                  13.7. RECAPTURE. Anything in this Agreement to the contrary notwithstanding, if Lender receives any payment or payments on account of the liabilities guarantied hereby, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver, or any other party under any Insolvency Law, common law or equitable doctrine, then to the extent of any sum not finally retained by Lender, each Guarantor's obligations to Lender shall be reinstated and this Agreement shall remain in full force and effect (or be reinstated) until payment shall have been made to Lender, which payment shall be due on demand.

                  13.8. GUARANTIES OF BORROWER AND MATERIAL SUBSIDIARIES. Borrower and each of its Material Subsidiaries acknowledge, by their execution and delivery of this Agreement and each Guaranty, that Lender is relying on the provisions of this Article XIII, the Security Agreement and the Confirmation Order in extending credit hereunder on the Effective Date, that all Material Subsidiaries of Borrower are benefiting by the financing being provided by Lender and that Lender would not have agreed to provide such financing without the guaranties of all Material Subsidiaries, the Security Agreement and the Confirmation Order.

XIV. MISCELLANEOUS.

                  14.1. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THEREOF, APPLIED TO CONTRACTS TO BE PERFORMED WHOLLY WITHIN THE STATE OF NEW YORK. ANY JUDICIAL PROCEEDING BROUGHT BY OR AGAINST BORROWER OR ANY GUARANTOR WITH RESPECT TO ANY OF THE OBLIGATIONS, THIS AGREEMENT OR ANY RELATED AGREEMENT MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, UNITED STATES OF AMERICA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER AND EACH GUARANTOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. BORROWER AND EACH GUARANTOR HEREBY WAIVES

PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO BORROWER OR ANY GUARANTOR AT ITS ADDRESS SET FORTH IN SECTION 17.6 AND SERVICE SO MADE SHALL BE DEEMED COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE MAILS OF THE UNITED STATES OF AMERICA. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF LENDER TO BRING PROCEEDINGS AGAINST BORROWER OR ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION. BORROWER AND EACH GUARANTOR WAIVE ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED HEREUNDER AND SHALL NOT ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE OR BASED UPON FORUM NON CONVENIENS. ANY JUDICIAL PROCEEDING BY BORROWER OR ANY GUARANTOR AGAINST LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER OR CLAIM IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY RELATED AGREEMENT, SHALL BE BROUGHT ONLY IN A FEDERAL OR STATE COURT LOCATED IN THE CITY OF NEW YORK, STATE OF NEW YORK.

                  14.2. ENTIRE UNDERSTANDING

                           (a) This Agreement and the documents executed
concurrently herewith contain the entire understanding between Borrower, Guarantors and Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, and executed by the party or parties making such representations, warranties or guarantees. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Borrower and each Guarantor acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Ancillary Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

                           (b) The Lender and Borrower may, subject to the
provisions of this Section 14.2(b), from time to time enter into written supplemental agreements to this Agreement, the Note or the Ancillary Documents executed by Borrower and each Guarantor, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lender, Borrower or Guarantors thereunder or the conditions, provisions or terms thereof of waiving any Event of Default thereunder, but only to the extent specified in such written agreements.

Any such supplemental agreement shall be binding upon Borrower, Guarantors and Lender and all future holders of the Obligations. In the case of any waiver, Borrower, Guarantors and Lender shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

                  14.3. SUCCESSORS AND ASSIGNS; NEW LENDER.

                           (a) This Agreement shall be binding upon and inure to
the benefit of Borrower, each Guarantor, Lender, all future holders of the Obligations (a "Transferee") and their respective successors and assigns, except neither Borrower nor any Guarantor may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Lender.

                           (b) Borrower and each Guarantor authorizes Lender to
disclose to any Transferee and any prospective Transferee any and all financial information in Lender's possession concerning Borrower and each Guarantor which has been delivered to Lender by or on behalf of Borrower or any Guarantor pursuant to this Agreement or in connection with Lender's credit evaluation of Borrower or any Guarantor provided such party agrees to be bound by the confidentiality provision of Section 14.15 hereof.

                  14.4. APPLICATION OF PAYMENTS. Lender shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that Borrower makes a payment or Lender receives any payment or proceeds of the Collateral for Borrower's benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Lender.

                  14.5. INDEMNITY. Borrower and each Guarantor shall indemnify Lender and each of their respective officers, directors, Affiliates and employees from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Lender in any litigation, proceeding or investigation instituted or conducted by any Governmental Body or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Ancillary Documents, whether or not Lender is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct or gross (not mere) negligence of the party being indemnified.

                  14.6. NOTICE. Any notice or request hereunder may be given to Borrower, any Guarantor or to Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice or request hereunder shall be given by (a) hand delivery, (b) overnight courier,
(c) registered or certified mail, return receipt requested, or (d) telecopy to the number set out below (or such other number as may hereafter be specified in a notice designated as a notice of change of address) with electronic confirmation of its receipt. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed given (a) when personally delivered to any officer of the party to whom it is addressed, (b) on the earlier of actual receipt thereof or three (3) days following posting thereof by certified or registered mail, postage prepaid, or (c) upon actual receipt thereof when sent by a recognized overnight delivery service or (d) upon actual receipt thereof when sent by telecopier to the number set forth below with electronic confirmation of its receipt, in each case addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice:

                  (A) If to Lender at:

                                          Thornwood Associates LP
                                          c/o Icahn Associates Corp.
                                          767 Fifth Avenue, 47th Floor
                                          New York, New York 10153
                                          Attn: Vincent Intrieri
                                                Keith Schaitkin, Esq.
                                          Telephone: (212) 702-4328
                                          Facsimile: (212) 750-5815

                  (B) If to Borrower or any Guarantor, at:

                                          TransTexas Gas Corporation
                                          c/o National Energy Group, Inc.
                                          4925 Greenville Avenue, Suite 1400
                                          Dallas, TX 75201
                                          Attn: Bob Alexander
                                          (214) 692-9211 -Telephone
                                          (214) 692-5055 -- Facsimile

                  14.7. SURVIVAL. The obligations of each of Borrower and the Guarantor under Sections 11.2, 14.5, and 14.6 shall survive termination of this Agreement and the Ancillary Documents and payment in full of the Obligations.

                  14.8. SEVERABILITY. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

                  14.9. EXPENSES. All costs and expenses including, without limitation, reasonable attorneys' fees and disbursements incurred by Lender (i) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (ii) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, or
(iii) in instituting, maintaining, preserving, enforcing and foreclosing on Lender's security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (iv) in defending or prosecuting any actions or proceedings arising out of or relating to Lender's transactions with Borrower, or (v) in connection with any advice given to Lender with respect to its rights and obligations under this Agreement and all related agreements, shall be reimbursed by Borrower and shall be part of the Obligations.

                  14.10. INJUNCTIVE RELIEF. Borrower and each Guarantor recognizes that, in the event Borrower or any Guarantor fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lender; therefore, Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

                  14.11. CONSEQUENTIAL DAMAGES. Neither Lender nor its offices, directors, partners, employees, agents or representatives shall be liable to Borrower or any Guarantor for any special, direct, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

                  14.12. CAPTIONS. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

                  14.13. COUNTERPARTS; FAXED SIGNATURES. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

                  14.14. CONSTRUCTION. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

                  14.15. CONFIDENTIALITY. Lender and each Transferee agree to use commercially reasonable efforts (equivalent to the efforts Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all non-public information obtained by Lender or such Transferee pursuant to this Agreement; provided, however, Lender and each Transferee may disclose such confidential information (a) to its examiners, outside auditors, counsel and other professional advisors (provided such advisors are informed of and agree to be bound by the confidentiality provisions of this Agreement), (b) to Lender or to any prospective Transferees (provided that such prospective Transferees agree to be bound by the confidentiality provisions of the Agreement), (c) as required or requested by any governmental authority or representative thereof or pursuant to legal process and (d) which ceases to be confidential through no fault of Lender; provided, further that unless specifically prohibited by applicable law or court order, Lender and each Transferee shall use its best efforts prior to disclosure thereof, to notify Borrower of the applicable request for disclosure of such non-public information
(i) by a governmental authority or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such governmental authority) or (ii) pursuant to legal process.

                               [SIGNATURES FOLLOW]

         IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and year first above written.

                                          TRANSTEXAS GAS CORPORATION,
                                          as Borrower

                                          By: _________________________________

                                          Its: ________________________________

                                          GALVESTON BAY PROCESSING CORPORATION,
                                          as Guarantor

                                          By: _________________________________

                                          Its: ________________________________

                                          GALVESTON BAY PIPELINE COMPANY,
                                          as Guarantor

                                          By: _________________________________

                                          Its: ________________________________

                                          THORNWOOD ASSOCIATES LP, as Lender

                                          By: _________________________________

                                          Its: ________________________________

                                   EXHIBIT 2.3
                      FORM OF AMENDED AND RESTATED O&G NOTE

                                                                     EXHIBIT 4.7

                    ADDITIONAL REPRESENTATIONS AND COVENANTS

         All defined terms herein not otherwise defined in the Agreement shall have the meanings ascribed thereto in the Mortgages.

         A. Representations and Warranties. Borrower and each Guarantor hereby warrants and represents, as of the date hereof (giving effect to the Confirmation Order and the transactions contemplated thereunder and under the Plan and the Security Documents) to Lender as follows:

                  1. Leases. With respect to Leases covering all wells and Lands to which value has been ascribed in that certain reserve report, prepared as of November 1, 1999 (the "Netherland Reserve Report"), by Netherland Sewell & Associates, LLC: (a) the Leases are valid, subsisting leases as to all such wells and Lands, and are superior and paramount to all other Oil and Gas Leases respecting the properties to which they pertain and all rentals, royalties and other amounts due and payable in accordance with the terms of the Leases have been duly paid or provided for; (b) the Leases are in full force and effect; and (c) except as disclosed in writing by Borrower or a Guarantor to Lender, Borrower, and to the best of Borrower's and each Guarantor's knowledge all other parties to the Leases, have performed in all material respects all obligations required to be performed by them and are not in material default under nor in receipt of any claim of material default under any Lease, and no event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of, or default under, any Lease, and neither Borrower nor any Guarantor has knowledge of any material breach or anticipated breach by the other parties to any Lease.

                  2. Documents. Each of the existing Material Production Sale Contracts is valid, binding and enforceable in accordance with its respective terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to creditor's rights and by general equitable principles which may limit the right to obtain equitable remedies (regardless of whether such enforceability is considered in a proceeding at equity or at law), and except as rights to indemnity thereunder may be limited by applicable law) and is in full force and effect, and no material default on the part of any party thereto exists thereunder. To the best knowledge of Borrower and each Guarantor, all amounts due and payable in accordance with the terms of each Material Production Sale Contract have been duly paid or provided for and the obligations to be performed under each of the Material Production Sale Contracts have been duly performed, in all material respects in accordance with the terms of such contracts and any related agreements, and in conformity with all applicable laws, rules, regulations and orders of all courts and regulatory authorities having jurisdiction.

                  3. Title. Except for Permitted Liens, Borrower or a Guarantor, as the case may be, has (a) good and indefeasible title to, and is possessed of, the portion of the Collateral constituting the leasehold estates under the Leases referred to in All above (b) good and marketable title to the portion of the Collateral constituting Pipeline Assets or other personal property for the use and operation of such Pipeline Assets as it has been used in the past and as it is proposed to be used in the business of storing and transporting Hydrocarbons and other products and any lack of title to such Pipeline Assets or personal property related thereto has not had and will not have any material adverse effect on Borrower's or either Guarantor's ability to use the Pipeline Assets and related personal property as it is proposed to be used in Borrower's or e either Guarantor's business and will not materially increase the cost of such use, and (c) good title to the portion of the Collateral constituting personal property that is not described in the foregoing clause (b). Borrower owns, in the aggregate, not more than the amount of undivided working interests and not less than the amount of net revenue interests in the Leases set forth in the Netherland Reserve Report. For purposes of this Paragraph (c), "working interest" shall refer to Borrower's (or a Guarantor's) share of expense in the applicable Lease, well or drilling and production unit shown in the Netherland Reserve Report, and "net revenue interest" shall refer to Borrower's (or a Guarantor's) share of production from the applicable Lease, well or drilling and production unit after satisfaction of all royalties, overriding royalties, production payments or similar non-operating interests. Each of the Material Production Sale Contracts is free from any material credit, deduction, allowance, defense, dispute, setoff, or counterclaim (other than current charges provided for in such instruments but not yet due and payable), and there is no material extension or indulgence with respect thereto. Neither Borrower nor any Guarantor is aware of any defect in or challenge to its ownership of the rights or other interests in any of the Collateral that would, individually or in the aggregate, materially lessen the value of the Collateral for its use as part of the Pipeline Assets or materially interfere with the ordinary conduct of the business of Borrower or any Guarantor or the use of the Collateral for the purposes for which held, except as expressly disclosed to Lender in writing.

                  4. Contracts. Neither Borrower nor any Guarantor is obligated by virtue of any prepayment under any Production Sale Contract, balancing agreement or other similar contract providing for the sale by Borrower or any Guarantor of Hydrocarbons, helium and/or other minerals, which contains a "take or pay" clause or under any similar prepayment agreement or arrangement, including, without limitation, "gas balancing agreements" to deliver Hydrocarbons, helium and/or other minerals (amounting to a material portion of the Hydrocarbons, helium and/or other minerals covered hereby) at some future time without then or thereafter receiving full payment therefor.

                  5. Producing Wells. All producing wells located on the Lands have been drilled, operated and produced in conformity in all material respects with all applicable laws, rules, regulations and orders of all regulatory authorities having jurisdiction and are subject to no material penalties on account of past production, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Lands.

                  6. Pipelines and Pipeline Assets. All Pipelines and Pipeline Assets have been constructed and operated in conformity in all material respects with all applicable laws, rules, regulations and orders of all regulatory authorities having jurisdiction and, except as expressly disclosed in writing to Lender, are subject to no material penalties on account of past operations.

                                   Ex. 1.2A-2

         B. Particular Covenants and Agreements of Borrower and the Guarantors. Borrower and each of the Guarantors hereby covenants to Lender as follows:

                  1. Operation of Collateral. So long as the Obligations or any part thereof remains unpaid, and whether or not Borrower is the operator of the Collateral, each of Borrower and the Guarantors shall, at their own expense:

                                    (a) do all things necessary to keep
                  unimpaired Borrower's or such Guarantor's rights and remedies in or under the Collateral and, except as otherwise permitted in this Agreement, shall (i) not abandon any well or forfeit, surrender, release or default under (other than any abandonment, forfeiture, surrender, release or default that, individually or in the aggregate with all other such defaults, would not have a Material Adverse Effect) any Lease to which value has been ascribed in the Proved Reserve Report, or in the event Borrower or a Guarantor is not the operator, shall use commercially reasonable efforts to prevent any of the above, unless undertaken in the ordinary course of business,
                  (ii) enter into or otherwise acquire obligations under Production Sale Contracts (as defined in the Mortgages) only on terms and conditions to which a reasonably prudent producer, seller, purchaser, or processor, as applicable, of Subject Minerals, would agree, and (iii) not abandon, sell, convey, assign, lease or otherwise transfer any right, title or interest of Borrower or a Guarantor into or under the Pipelines or the Pipeline Assets, or consent to any of the foregoing except as permitted in Section 6.2 of this Agreement;

                                    (b) except as otherwise permitted in this
                  Agreement, perform or cause to be performed, each and all covenants, agreements, terms, conditions and limitations imposed upon Borrower or any Guarantor or any of their respective predecessors in interest (except where any failure to so perform or cause to be performed, individually or in the aggregate with all other such failures, would not have a Material Adverse Effect) and expressly contained in (i) the Leases and any instrument or document relating thereto, and
                  (ii) any assignment or other form of conveyance, under or through which the Leases, the Pipelines, Pipeline Assets, Lands, or Rights-of-Way and Franchises, or an undivided interest therein are now held, and perform or cause to be performed all implied covenants and obligations imposed upon Borrower or a Guarantor in connection therewith or with any document or instrument relating thereto;

                                    (c) cause, or in the event Borrower or any
                  Guarantor is not the operator of the Subject Interests or the Pipeline Assets, use commercially reasonable efforts to cause, the Subject Interests and the Pipeline Assets to be maintained, developed, protected against drainage, and continuously operated for the production of Hydrocarbons, helium and/or other minerals, and the gathering, storing, transmission and distribution of Hydrocarbons, as applicable, in a good and workmanlike manner as would be operated by a prudent operator and in compliance in all material respects with all applicable operating agreements and contracts, and all applicable federal, state and local laws, rules and regulations, excepting those being contested in good faith in such a manner as not to

                                   Ex. 1.2A-3
                  jeopardize Lender's or Lender's rights in and to the Subject Interests or the Pipeline Assets, as applicable;

                                    (d) except as otherwise permitted in this
                  Agreement, cause to be paid, promptly as and when due and payable, except where the failure to make any such payments would not, individually or in the aggregate, have a Material Adverse Effect, all rentals, delay rentals, royalties and Obligations payable in respect of the Subject Interests, and all expenses incurred in or arising from the operation or development of the Subject Interests, or, in the event Borrower or any Guarantor is not the operator, shall use its best efforts to cause each of the foregoing to be paid;

                                    (e) cause the Equipment necessary for the
                  business operations of Borrower and each Guarantor to be kept in good and effective operating condition (reasonable wear and tear excepted) and all repairs, renewals, replacements, additions and improvements thereof or thereto, needful to the production of the Subject Minerals, to be promptly made;

                                    (f) except as otherwise permitted by this
                  Agreement, cause the Pipelines to be kept in good and effective operating condition (reasonable wear and tear excepted), and all repairs, renewals, replacements, additions and improvements thereof or thereto, necessary to the gathering, storing, transmission and distribution of Hydrocarbons through the Pipelines, to be promptly made;

                                    (g) deliver, or cause to be delivered, to
                  Lender a copy of any notice, demand or other communication from any other party to any material Leases or any material Production Sale Contract, relating to any alleged, potential or actual material breach thereunder or material breach of any of the covenants, agreements, terms, or limitations thereof or purporting to terminate or in any other way adversely affect the rights of Borrower or any of the Guarantors thereunder.

                  2. Recording, Etc. Each of Borrower and the Guarantors will promptly and at their own expense record, register, deposit and file this and every other instrument in addition or supplemental hereto in such offices and places and at such times and as often as may be necessary to perfect, preserve, protect and renew the lien and security interest hereof as a recorded lien on the real property and fixtures now or hereafter comprising the Collateral and perfected security interest on the personal property and fixtures now or hereafter comprising the Collateral, as the case may be and the rights and remedies of Lender hereunder, and otherwise will do and perform all matters or things necessary or expedient to be done or observed by reason of any law or regulation of the State of Texas or of the United States of America or any other state of the United States or of any other competent authority, for the purpose of effectively creating, maintaining and preserving the lien and security interest created by this Agreement and the perfection and priority thereof.

                  3. Records, Statements and Reports. Each of Borrower and the Guarantors will keep proper books of record and account in which complete and correct entries will be made of their respective transactions in accordance with GAAP consistently applied.

                                   Ex. 1.2A-4

                  4. Further Assurances. Each of Borrower and the Guarantors will execute and deliver such other and further instruments and will use its best efforts to do such other and further acts as in the opinion of Lender may be necessary or desirable to carry out more effectively the purposes of the Mortgage, including, without limiting the generality of the foregoing, (a) prompt correction of any defect which may hereafter be discovered in the title to the Collateral or any part thereof other than Permitted Liens or in the execution and acknowledgment of the Mortgage, the Note or other document executed in connection herewith or therewith, (b) prompt execution and delivery of all division or transfer orders that in the opinion of Lender are needed to transfer effectively to Lender the assigned proceeds of production from the Subject Interests, (c) obtaining any necessary governmental approvals, including, without limitation, those of the State of Texas and (d) prompt execution of any supplements or amendments to this Agreement for purposes of memorializing the encumbrance of any after acquired property.

                  5. Adverse Claim. Each of the Borrower and the Guarantors will warrant and forever defend, subject to the Permitted Liens, the title to the Collateral unto Lender against every Person whomsoever lawfully claiming the same or any part thereof. Should an adverse claim be made against or a cloud develop upon the title to any part of the Collateral, other than Permitted Liens, or upon the lien and security interest created by the Mortgage, each of Borrower and the Guarantors agrees that it will immediately defend such adverse claim or take appropriate action to remove such cloud at its own expense, and each of Borrower and the Guarantors further agrees that after prior notice to such person, Lender may take such other action as it deems advisable to protect and preserve its interests in the Collateral, and, in such event, each of Borrower and the Guarantors will, jointly and severally, indemnify Lender against any and all costs, attorneys' fees and other expenses which it or they may incur in defending against any such adverse claim or taking action to remove any such cloud.

                  6. Notice of Pooling or Unitization. Except as otherwise provided in the Mortgages hereof, each of Borrower and the Guarantors will promptly notify Lender in writing upon the first filing of any petition or request with any governmental or regulatory agency regarding any pooling or unitization arrangement pertaining to the Collateral or any part thereof, and any pooling or unitization arrangement which is imposed or which Borrower or any of the Guarantors learns may be imposed on the Collateral or any part thereof, which would cause Borrower or any of the Guarantors to suffer a significant reduction in income on a monthly basis from the Collateral.

                  7. Compliance with Operating Agreements. Each of Borrower and the Guarantors agrees to promptly pay all bills for labor and materials incurred in the operation of the Collateral and will promptly pay its share of all costs and expenses incurred under any joint operating agreement affecting the Collateral or any portion thereof (except for those amounts being disputed in good faith and for which adequate reserves have been made); will furnish Lender, as and when requested, full information as to the status of any joint account maintained with others under any such operating agreement; will not take any action to incur any liability or lien thereunder.

                  8. Evidence of Title. Promptly upon receipt of a written request from Lender, each of Borrower and the Guarantors will furnish and deliver, at the election of Lender,

                                   Ex. 1.2A-5
         either (a) complete or supplemental abstracts of title, as the case may be, prepared by competent abstractors, or (b) title opinions prepared by competent legal counsel and, in either event, covering title to property described in the most recent Proved Reserve Report from the sovereignty of the soil to the latest practicable date, when taken together with abstracts and/or title opinions previously furnished to Lender by Borrower. Should Borrower or any Guarantor fail to furnish such abstracts upon such request, Lender may obtain such abstracts, and any and all costs incurred thereby shall be payable by Borrower or such Guarantor to Lender upon demand at the principal offices of Lender. The abstracts shall be and constitute a part of the Collateral as defined above.

                  9. Notification of Legal Proceedings. Each of Borrower and the Guarantors will notify Lender promptly and in writing of the commencement of any legal material proceedings affecting the Collateral or any part thereof, and will take such action as may be necessary to preserve the rights of Borrower, any Guarantor or Lender affected thereby; and should Borrower or any Guarantor fail or refuse to take any such action, Lender may at its election take such action on behalf and in the name and at the cost and expense of Borrower or such Guarantor.

                  10. Transfer or Division Orders. Upon written request of Lender, each of Borrower and the Guarantors will execute and deliver written notices of assignments to any persons, corporations or other entities owing or which may in the future owe to Borrower monies or accounts arising in connection with (a) any oil, gas or mineral production from all or any portion of the Collateral; (b) any gas contracts, processing contracts or other contracts relating to all or any portion of the Collateral; or (c) the operation of or production from all or any portion of the Collateral. The notices of assignments shall advise the third parties that all of the monies or accounts described above have been assigned to Lender, and if required by Lender, shall also require and direct that future payments thereof, including amounts then owing and unpaid, be paid directly to Lender.

                  11. Performance of Gas Contracts. Each of Borrower and the Guarantors will perform and observe in all material respects all of its obligations under each contract relating to the sale of gas produced from or attributable to the Collateral except where the failure to do so could not have a Material Adverse Effect.

                  12. Borrower Holds as Nominee. In the event that Lender forecloses or attempts to foreclose on the Collateral, but such foreclosure will not become effective as to some or all of the Collateral unless and until the consent of a third party is obtained, then each of Borrower and the Guarantors agrees to hold title to such portion of the Collateral as nominee for Lender or any other party who would have acquired such Collateral at foreclosure until such time as the necessary consents are obtained. In acting as nominee, each of Borrower and the Guarantors shall take such acts, and only such acts, with respect to the Collateral as Lender or any other party who would have acquired the same may direct and the beneficial interest under such Collateral shall run to Lender or such other party. Each of Borrower and the Guarantors shall enter into a nominee agreement in form and substance satisfactory to Lender or such other party and execute any other documents or agreements reasonably necessary to effectuate the provisions of this section.

                                   Ex. 1.2A-6

                                   Ex. 1.2A-7